UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

COMCAST CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2013 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 15, 2013

Time:	Doors open: 8:00 a.m. Eastern Time
Meeting begins: 9:00 a.m. Eastern Time

Place:	The Kimmel Center for the Performing Arts Perelman Theater
300 S. Broad Street
Philadelphia, PA 19102

Purposes:	• Elect directors • Ratify the appointment of our independent auditors • Vote on two shareholder proposals • Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 63 of the attached proxy statement. At the meeting, you will hear a report on our business and have an opportunity to meet our directors and executive officers.

Only shareholders of record on March 6, 2013 may vote at the meeting. Attendance at the meeting is limited to shareholders of record and one guest per shareholder. If the meeting is adjourned because a quorum is not present, then, at the reconvened meeting, shareholders who attend such meeting will constitute a quorum for the purpose of acting upon the matters presented at such meeting pursuant to the rules described in “Voting Securities and Principal Holders – Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In accordance with this e-proxy process, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2012 Annual Report on Form 10-K will be mailed to you along with the proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 5, 2013.

Your vote is important. Please vote your shares promptly. To vote your shares, you can use the Internet as described in the Notice of Internet Availability of Proxy Materials in the attached proxy statement and on your proxy card; call the toll-free telephone number as described in the attached proxy statement and on your proxy card; or complete, sign and date your proxy card and return your proxy card by mail.

April 5, 2013	ARTHUR R. BLOCK Secretary

Appendix A: Reconciliations of Non-GAAP Financial Measures	A-1

*                         *                        *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 15, 2013: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of Class A and Class B common stock of Comcast Corporation (“Comcast,” the “Company,” “our,” “we” or “us”) at the close of business on March 6, 2013 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting. This proxy statement is made available to holders of Class A Special common stock for informational purposes only. The Notice of Internet Availability of Proxy Materials is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 5, 2013.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com and follow the instructions outlined on the secure website.

•

By telephone:  Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.

•	In writing: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 14, 2013.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates and (b) the ratification of the appointment of our independent auditors; and (ii) against the two shareholder proposals.

If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and vote, your shares will be voted as you specify on your proxy card. If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 10, 2013.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 5, 2013, we mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders are able to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual meeting of shareholders on the environment.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting in person at the meeting.

Attending in Person

Attendance at the meeting is limited to shareholders of record on March 6, 2013 and one guest per shareholder. For safety and security reasons, video and audio recording devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

Please bring an admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership. An admission ticket is attached to your proxy card. Your Notice of Internet Availability of Proxy Materials will also serve as an admission ticket. Alternatively, if your shares are held in the name of your bank, brokerage firm or other nominee, the voting instruction form received from your bank, brokerage firm or other nominee or an account statement or letter from the nominee indicating that you beneficially owned shares on March 6, 2013, the record date for voting, will serve as an admission ticket.

Registered shareholders also may request a replacement admission ticket by sending a written request to Comcast Corporation, in care of Broadridge Financial Solutions, Post Office Box 9160, Farmingdale, NY 11735.

Webcast of the Meeting

We are pleased to offer a live audio webcast of the matters to be voted upon at the annual meeting of shareholders. You may listen to this webcast starting at 9 a.m. on May 15, 2013 by visiting www.cmcsa.com/annual-proxy.cfm.

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure that the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) also may exercise broad discretion in recognizing shareholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Contacting Our Board, Board Committees or Directors

Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Presiding Director, to any other particular director, to the independent or nonemployee directors or to any committee of the Board or other group of directors, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You also may send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chair@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board or the relevant director(s), committee(s) or group of directors based on the subject matter of the communication.

Corporate Governance

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC. The charters of each of the Board’s Audit, Compensation, Finance and Governance and Directors Nominating Committees also are posted on our website. More information on our Board and its committees can be found beginning on page 10.

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on March 6, 2013, the record date, we had outstanding 2,124,742,315 shares of Class A common stock, 495,202,628 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1333 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

PRINCIPAL SHAREHOLDERS

This table sets forth information as of March 1, 2013 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Class A common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	151,970,367	(1)	7.17%

Class A common stock	FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	122,421,967	(2)	5.78%

Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	108,349,162	(3)	5.11%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375	(4)	100.00%

(1)	This information is based upon a Schedule 13G filing with the SEC on February 8, 2013 made by BlackRock, Inc. setting forth information as of December 31, 2012.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 14, 2013 made by FMR LLC setting forth information as of December 31, 2012.

(3)	This information is based upon a Schedule 13G filing with the SEC on February 12, 2013 made by The Vanguard Group setting forth information as of December 31, 2012.

(4)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendents are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into a share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock and Class A Special common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnotes (13) and (14) to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

This table sets forth information as of March 1, 2013 about the amount of common stock beneficially owned by (i) our current directors (all of whom are also nominees for director), (ii) the named executive officers listed in the “Summary Compensation Table for 2012” on page 42 and (iii) our directors and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been pledged.

	Amount Beneficially Owned(1)					Percent of Class
Name of Beneficial Owner	Class A(2)		Class A Special		Class B	Class A(2)	Class A Special	Class B
Michael J. Angelakis	1,935,233	(3)	–		–	*	–	–
Kenneth J. Bacon	38,465		–		–	*	–	–
Sheldon M. Bonovitz	45,752	(4)	119,574	(5)	–	*	*	–
Stephen B. Burke	2,449,680		3,719		–	*	*	–
David L. Cohen	2,584,820	(6)	53,731	(7)	–	*	*	–
Joseph J. Collins	177,888	(8)	–		–	*	–	–
J. Michael Cook	63,624	(9)	3,450	(10)	–	*	*	–
Gerald L. Hassell	46,133		–		–	*	–	–
Jeffrey A. Honickman	111,458	(11)	10,217	(12)	–	*	*	–
Eduardo G. Mestre	39,120		–		–	*	–	–
Brian L. Roberts	5,449,463	(13)	8,274,676	(14)	9,444,375(15)	*	1.7%	100	%(15)
Ralph J. Roberts	2,320,876		1,578,318	(16)	–	*	*	–
Johnathan A. Rodgers	14,374		–		–	*	–	–
Dr. Judith Rodin	79,832		–		–	*	–	–
Neil Smit	587,210		–		–	*	–	–
All directors and executive officers as a group (17 persons)	16,359,594 (4)(6)(8)(9)(11)(13)	(3)	10,089,376 (7)(10)(12)(14)(16)(17)	(5)	9,444,375(15)	*	2.0%	100	%(15)

*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes beneficial ownership of the following number of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2013: Mr. Angelakis, 1,444,268; Mr. Bonovitz, 11,250; Mr. Burke, 1,998,209; Mr. Cohen, 2,041,570 (597,015 of which are held by a family trust); Mr. Collins, 14,062; Mr. Cook, 22,500; Mr. Brian L. Roberts, 4,856,800; Mr. Ralph J. Roberts, 1,355,020; Dr. Rodin, 22,500; Mr. Smit, 336,390; and all directors and executive officers as a group, 12,385,070.

Includes beneficial ownership of the following number of shares of Class A common stock underlying restricted stock units (“RSUs”) held by the following persons that vest on or within 60 days of March 1, 2013: Mr. Angelakis, 204,820; Mr. Burke, 225,375; Mr. Cohen, 142,940; Mr. Brian L. Roberts, 216,105; Mr. Smit, 182,840; and all directors and executive officers as a group, 1,208,735.

Includes the following number of share equivalents that will be paid at a future date in cash and/or in our Class A common stock pursuant to an election made under our restricted stock plan for the following persons: Mr. Bacon, 19,280; Mr. Bonovitz, 13,815; Mr. Collins, 49,924; Mr. Cook, 31,527; Mr. Hassell, 38,436; Mr. Honickman, 50,027; Mr. Mestre, 14,237; Mr. Brian L. Roberts, 162,000; Mr. Ralph J. Roberts, 748,270; Mr. Rodgers, 12,293; and Dr. Rodin, 49,924.

Includes the following number of share equivalents that will be paid at a future date in our Class A common stock under our deferred compensation plans for the following persons: Mr. Collins, 11,903; Mr. Cook, 5,718; Mr. Hassell, 7,697; Mr. Honickman, 10,929; Mr. Mestre, 2,383; Mr. Rodgers, 900; and Dr. Rodin, 7,409.

(3)	Includes 172,809 shares of Class A common stock held jointly by him and his wife; 103,284 shares held by a family trust of which he is a trustee; and 9,450 shares owned by a charitable foundation of which he and his wife are trustees.

(4)	Includes 72 shares of Class A common stock held by a testamentary trust of which he is a trustee and 2,992 shares owned by family partnerships.

(5)	Includes 15,714 shares of Class A Special common stock owned by a charitable foundation of which his wife is a trustee; 97,891 shares owned by family partnerships; and 3,000 shares owned by a family trust of which he is a trustee.

(6)	Includes 267,780 shares of Class A common stock owned in family trusts and 5,513 shares owned by a charitable foundation controlled by him, his wife and his children.

(7)	Includes 20,707 shares of Class A Special common stock owned in family trusts.

(8)	Includes 102,000 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee.

(9)	Includes 2,425 shares of Class A common stock owned by his wife and 1,455 shares held jointly by him and his wife.

(10)	Represents 3,450 shares of Class A Special common stock held jointly by him and his wife.

(11)	Includes 10,000 shares of Class A common stock held by a grantor trust of which he is a trustee.

(12)	Includes 77 shares of Class A Special common stock owned by his daughters.

(13)	Includes 19,000 shares of Class A common stock held by a family trust; 15,435 shares owned in our retirement-investment plan; and 2,034 shares owned by his wife. Does not include the shares of Class A common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A common stock, he would beneficially own 14,893,838 shares of Class A common stock, representing less than 1% of the Class A common stock.

(14)

Includes 67,718 shares of Class A Special common stock owned in our retirement-investment plan. Also includes 269,835 shares owned by his wife; 240 shares owned by his daughter; and 348,465 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 6,856,323 shares owned by a limited liability company of which he is the managing member and 699,298 shares owned by certain family trusts. Does not include the shares of Class A Special common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A Special common stock, he would beneficially own 17,719,051 shares of Class A Special common stock, representing approximately 3.5% of the Class A Special common stock.

(15)	See footnote (4) under “— Principal Shareholders” above.

(16)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by him; 248,768 shares held by grantor retained annuity trusts of which he is a trustee; and 69,875 shares owned by a family charitable foundation of which his wife is a trustee.

(17)	Includes 21,473 shares of Class A Special common stock owned by the children of an executive officer, other than those named above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, we believe that all filings required to be made by our reporting persons for the period January 1, 2012 through December 31, 2012 were made on a timely basis, except for a Form 4 filed on behalf of Arthur R. Block, which, though timely filed to reflect various transactions occurring on the same day, inadvertently omitted two open market sales that were later reported on a Form 4, and a late Form 5 filed on behalf of Sheldon M. Bonovitz to report gifts made in 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below. All of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that we and our subsidiaries in the ordinary course of business have during the current year and the past three fiscal years sold products and services to, and/or purchased products and services from, companies at which some of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the current issues facing our company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director.

NOMINEES FOR DIRECTOR

Kenneth J. Bacon, 58, has served as a director since November 2002. Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the Executive Leadership Council and a director of the Corporation for Supportive Housing. Mr. Bacon also serves as a director of Forest City Enterprises, Inc., a national real estate company. We believe that Mr. Bacon’s significant experience in governmental affairs, the financial industry and the non-profit, educational and philanthropic communities renders him qualified to serve as one of our directors.

Sheldon M. Bonovitz, 75, has served as a director since March 1979. Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is also Chairman of Philadelphia’s Children First Fund, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of the Barnes Foundation, the Curtis Institute of Music, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art. He is a founder, the President and a member of the board of trustees of the Foundation for Self-Taught American Artists. We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters and the non-profit, educational and philanthropic communities render him qualified to serve as one of our directors.

Joseph J. Collins, 68, has served as a director since October 2004. Mr. Collins currently serves as the Chairman of Aegis, LLC. From August 2001 to December 2003, he served as Chairman and Chief Executive Officer of AOL Time Warner Interactive Video. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable. We believe that Mr. Collins’ extensive experience and leadership in the cable and Internet industries, including his various experiences as a chief executive officer as noted above, coupled with his experience in the cable, media and entertainment and technology industries and in governmental affairs, render him qualified to serve as one of our directors.

J. Michael Cook, 70, has served as a director since November 2002. Mr. Cook is a director of International Flavors & Fragrances, Inc. He also is Chairman of the Accountability Advisory Panel to the Controller General of the United States, an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), a member of the PCAOB’s Standing Advisory Committee and a member of the Accounting Hall of Fame. In addition, Mr. Cook is Chairman of the Board of the Comeback America Initiative and a Chairman Emeritus of the Board of Catalyst. Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert in 2002 and has been a past member of the National Association of Corporate Directors’ Blue Ribbon Commissions on Corporate Governance and Audit Committees. We believe that Mr. Cook’s extensive experience and leadership in the accounting profession, including his experience as the former Chairman and Chief Executive Officer of Deloitte & Touche, coupled with his skills in corporate governance matters, render him qualified to serve as one of our directors.

Gerald L. Hassell, 61, has served as a director since May 2008. He is the Chairman and Chief Executive Officer of The Bank of New York Mellon (“BNYM”). Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell serves on BNYM’s Board of Directors. He is also a member of the board of trustees of Duke University, a member of the Board of Visitors of Columbia University Medical Center, a member of the Financial Services Roundtable and Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the boards of the New York Philharmonic, the Economic Club of New York and the National September 11 Memorial & Museum. We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a chief executive officer as noted above, render him qualified to serve as one of our directors.

Jeffrey A. Honickman, 56, has served as a director since December 2005. He has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves on the board of directors of the American Beverage Association and the Dr. Pepper Snapple Bottlers Association. Mr. Honickman is a member of the board of trustees of Germantown Academy. He also serves on the board of governors of St. Joseph’s University Academy of Food Marketing and the board of trustees of the National Museum of American Jewish History. We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Eduardo G. Mestre, 64, has served as a director since May 2011. Since February 2012, he has been a Senior Managing Director and Chairman of Global Advisory of Evercore Partners Inc., an independent investment banking advisory firm. From October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s global investment bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP. Mr. Mestre serves as a director of Avis Budget

Group, Inc. We believe that Mr. Mestre’s significant experience and leadership in the investment banking industry, including in the cable, Internet, phone and wireless industries, render him qualified to serve as one of our directors.

Brian L. Roberts, 53, has served as a director since March 1988, as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2012, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization. We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment, and wireless industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs, render him qualified to serve as one of our directors.

Ralph J. Roberts, 93, our Founder, has served as a director since March 1969 and is Chairman Emeritus of the Board. He served as the Chair of the Finance Committee of the Board from November 2002 until December 2008. From March 1969 to February 1990, Mr. Roberts served as our President, and from November 1984 to November 2002, he served as our Chairman of the Board. He is the father of Mr. Brian L. Roberts. We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment, and wireless industries, including as our former President, render him qualified to serve as one of our directors.

Johnathan A. Rodgers, 67, has served as a director since September 2011. From January 2004 until his retirement in July 2011, Mr. Rodgers was the President and Chief Executive Officer of TV One, a cable network that offers programming targeted for the African American community. Prior to joining TV One, Mr. Rodgers had been the President of Discovery Networks for six years and, prior to that, had worked at CBS, Inc. for twenty years, where he held a variety of executive positions, including President of the CBS Television Stations Division. Mr. Rodgers also serves as a director of Nike, Inc. and The Procter & Gamble Company. We believe that Mr. Rodgers’ extensive experience and leadership in the media and entertainment industry, including his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Dr. Judith Rodin, 68, has served as a director since November 2002. She is President of the Rockefeller Foundation. From 1994 to 2004, Dr. Rodin served as President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. She also serves as a director of AMR Corporation and Citigroup Inc. We believe that Dr. Rodin’s extensive experience in the non-profit, educational and philanthropic communities, including her various experiences as a president as noted above, renders her qualified to serve as one of our directors.

ABOUT OUR BOARD AND ITS COMMITTEES

The Board

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2012, there were six meetings of our Board and a total of 18 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served.

Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year. During 2012, our independent directors held executive sessions following four Board meetings.

Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, we will have eight independent directors. We require our directors to attend the annual meeting of shareholders, barring unusual circumstances. Each director, other than Mr. Ralph J. Roberts, attended the 2012 annual meeting of shareholders.

Board Leadership Structure	Our Board regularly reviews our Board leadership structure. Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership for carrying out our strategic initiatives and confronting our challenges. He also serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board. Moreover, our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where, if following the annual meeting all of our director nominees are elected, over 70% of our directors will be independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are composed entirely of independent directors; and through our Presiding Director, who, among other duties and as more fully described below, presides at the executive sessions held by our independent directors.

Presiding Director	In accordance with our corporate governance guidelines, our Board has a Presiding Director position, which is currently filled by Mr. Bacon. The Presiding Director:

•	presides over executive sessions of our independent directors;

•	consults in advance with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

•

communicates periodically between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

•	reviews and approves the process for the annual self-assessment of our Board and its committees;

•

organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management and presides at the annual executive session of our independent directors discussing such performance; and

•	reviews and suggests topics for discussion and presentation at Board meetings.

The role of Presiding Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Risk Oversight	While risk management is primarily the responsibility of our management, for the reasons set forth below, we believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight.

•

Annually, our management, with involvement and input from our Board, performs a companywide enterprise risk management assessment and identifies the significant strategic, operational, financial and legal risk areas for our Board’s oversight. Our management reports annually to the Audit Committee and the Board on the results of this assessment. Our executive management committee has the overall responsibility for, and oversight of, this process, and an enterprise risk management steering committee, comprised of legal, financial, accounting and business executives, manages it. We also assign one or more senior business executives to work with the executive management committee and steering committee on each of the identified risks to appropriately monitor and manage them.

•

Our Audit Committee oversees our processes and practices with respect to the enterprise risk management assessment, and one of our independent directors reviews the results of this process with management before management presents its annual report to the Audit Committee and the Board. In addition, our Audit Committee reviews our policies and practices with respect to financial risk assessment and management, including our major financial risk exposures and the steps taken to monitor and control such exposures.

•	Our Compensation Committee considers the risks associated with our compensation policies and practices with respect to executive compensation and compensation matters generally.

•	Our Governance and Directors Nominating Committee oversees risks as they relate to our compliance and business resiliency programs.

•	Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management also highlights any significant relevant risks and exposures.

Succession Planning

Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, the Board discusses our succession planning for senior executive management. To help fulfill the Board’s responsibility, our Governance and Directors Nominating Committee requires, pursuant to our corporate governance guidelines, that the Compensation Committee ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. In addition to requiring CEO succession planning, our corporate governance guidelines require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management.

Retirement Age/ Director Emeritus Program	Our corporate governance guidelines require that our independent directors not stand for re-election to the Board after reaching the age of 72. Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director.

Committees of our Board

Our Board has four standing committees, each of which has a charter posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

The table below provides membership and meeting information for each of these committees.

	Audit Committee	Compensation Committee	Finance Committee	Governance and Directors Nominating Committee
Kenneth J. Bacon				X
Sheldon M. Bonovitz			X
Joseph J. Collins	X	X		Chair
J. Michael Cook	Chair		X
Gerald L. Hassell		X	Chair	X
Jeffrey A. Honickman	X			X
Eduardo G. Mestre	X		X
Johnathan A. Rodgers	X
Dr. Judith Rodin	X	Chair

Number of Meetings Held in 2012	7	5	1	5

Audit Committee	Each member is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules, and our Board has concluded that J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts.

The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;

•	the qualifications and performance of our internal audit function; and

•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

In addition, the Audit Committee is responsible for other matters as described in the Audit Committee report on page 20.

Compensation Committee	Each member is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended).

The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors. Also, it oversees succession planning for our senior management (including our Chief Executive Officer). The Compensation Committee also is responsible for preparing the Compensation Committee report, which is included on page 41.

On a regular basis, we engage the services of a compensation consultant to provide research and analysis as to the form and amount of executive and director compensation. The consultant does not have any role in determining or recommending the form or amount of such compensation. We and the Compensation Committee request that the consultant provide market research utilizing information derived from proxy statements, surveys and its own consulting experience and that the consultant use other methodological standards and policies in accordance with its established procedures.

The Compensation Committee determines or approves the parameters used by the consultant in its research and directs the work of the consultant. Parameters include items such as the composition of peer groups, the reference points within the data (e.g., median, seventy-fifth percentile) and the elements of compensation. The compensation consultant we engaged with respect to 2012 was Mercer (US) Inc.

Mercer received approximately $649,000 in fees from us in 2012 in connection with services related to executive and director compensation. Mercer also received approximately $2,513,000 in fees from us in 2012 in connection with its provision of other compensation-related services, which consisted primarily of services related to our and our subsidiaries’ generally available health, welfare and retirement plans. The Mercer teams that provide other compensation-related services to us are independently managed and are separate from the Mercer team that provides executive and director compensation services. In addition, Mercer is part of a global professional services firm and is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services. We paid these affiliated companies approximately $9,755,000 in 2012, which primarily consisted of payments to Marsh for insurance-related matters and Lippincott Mercer for advertising-related matters.

Our Compensation Committee has reviewed the fees paid to Mercer and its affiliates and also has evaluated Mercer’s work under applicable SEC rules on conflicts of interest, which included considering all of the services Mercer and its affiliates provided to us, the amount of fees received by Mercer as a percentage of its annual revenue, Mercer’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Mercer and the members of our Compensation Committee or executive officers and any ownership of our stock by the Mercer team that provides our executive and director compensation services. Our Compensation Committee has determined that the fees paid in respect of non-executive and director compensation-related services to Mercer, as well as the fees paid to Mercer’s affiliates for all other services, did not impair Mercer’s objectivity in providing services and advice on executive and director compensation matters. All of the non-executive and director compensation services were performed at the direction of management without Board oversight or approval in light of management’s view that such other services were rendered in the ordinary course of our business and were not material in scope or nature to us or to Mercer. Additionally, except with respect to the services noted above, there were no business or personal relationships between the Mercer team that provides our executive and director compensation services and our Compensation Committee members or executive officers. Accordingly, our Compensation Committee concluded that Mercer’s work for us did not raise any conflicts of interest.

As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefit matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. The executives, together with our employees who work in the compensation area and Mercer, also conduct research and consult with legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Finance Committee	The Finance Committee provides advice and assistance to us, including as requested by the Board. It also may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, derivatives risks, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	Each member is independent under NASDAQ Global Select Market rules.

The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described below), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board. Our Board strives to balance the need of having directors with a variety of experiences and areas of expertise and knowledge, such as those noted above, while maintaining appropriate gender and minority representation (currently represented by 36% of our directors).

The Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. For a shareholder to make a nomination, the shareholder must provide a written notice along with the additional information listed below required by our by-laws within the following time periods. For election of directors at the 2014 annual meeting of shareholders, if such meeting is called for a date between April 15, 2014 and June 14, 2014, we must receive written notice on or after January 15, 2014 and on or before February 14, 2014. For election of directors at the 2014 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. Our by-laws require that a written notice set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by our Board; and (v) the written consent of each nominee to serve as a director if so elected. You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 23, 2011 and is posted on our website under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

DIRECTOR COMPENSATION

From time to time, the Compensation Committee directs Mercer to provide analyses with respect to various nonemployee director compensation data. Mercer, however, does not recommend or determine compensation levels or elements. The 2012 nonemployee director compensation program approved by the Compensation Committee is described below. Directors who are our employees do not receive any fees for their services as directors.

Our nonemployee directors receive an annual retainer of $80,000 and an annual grant on each November 20th of fully vested shares of Class A common stock with a fair market value of $145,000. In addition, our nonemployee directors receive $2,500 for each Board meeting or other meeting attended in his or her capacity as a director or for any other business conducted on our behalf (except for committee meetings attended as a committee member, in which case the applicable committee member fee is received).

Members of the committees of our Board receive additional retainers and meeting fees. The Chairs of the Audit Committee and Compensation Committee receive an annual retainer of $20,000, and other members of those committees receive an annual retainer of $10,000. The Chair of the Governance and Directors Nominating Committee receives an annual retainer of $10,000, and other members of that committee receive an annual retainer of $5,000. The Chair of the Finance Committee receives an annual retainer of $5,000, and other members of that committee receive an annual retainer of $2,500. In addition, nonemployee directors receive $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended as a committee member and $1,000 for each Finance Committee meeting attended as a committee member.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant also may be deferred in whole or in part under our restricted stock plan. If deferred, any such shares accrue dividend equivalents during the deferral period.

Nonemployee directors are reimbursed for travel expenses for meetings attended and also are provided with our video, high-speed Internet and voice services at up to two of their residences, if in our service areas, at no cost during the time they serve on our Board or as a director emeritus, and for five years thereafter.

For details regarding director compensation for 2012, see the “Director Compensation for 2012” table on page 59.

DIRECTOR STOCK OWNERSHIP POLICY

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan. In addition, 60% of each of the following types of ownership also count: deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2012.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS

For information regarding our related party transaction policy and details regarding certain related party transactions, please see “Related Party Transaction Policy and Certain Transactions” below.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2013. We are asking you to ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2012 and 2011.

	2012	2011
	(in millions)
Audit fees	$13.4	$13.8
Audit-related fees	$1.0	$1.4
Tax fees	$1.6	$1.6
All other fees	$0.1	$0.5

	$16.1	$17.3

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit-related fees consisted of fees paid or accrued for attestation services related to contractual and regulatory compliance and audits of our employee benefit plans. Audit-related fees in 2011 also included fees paid or accrued for audits associated with our programming and other businesses that were contributed to NBCUniversal.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. In 2012 and 2011, tax compliance services included an analysis of our tax accounting methods and transfer pricing between certain of our operating subsidiaries. There were no fees paid or accrued in 2012 and 2011 for tax planning.

Other fees in 2012 consisted of fees paid or accrued for consulting services regarding content security. Other fees in 2011 consisted of fees paid or accrued for consulting services regarding brand development, cost management and content security.

PREAPPROVAL POLICY OF AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee’s policy requires that the committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member also is financially literate for audit committee purposes under NASDAQ rules, and the Board has concluded that J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.comcastcorporation.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, financial reporting process and internal control over financial reporting. Deloitte & Touche LLP, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2013 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of Comcast’s businesses, including those of NBCUniversal. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2013 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

J. Michael Cook (Chair)

Joseph J. Collins

Jeffrey A. Honickman

Eduardo G. Mestre

Johnathan A. Rodgers

Dr. Judith Rodin

SHAREHOLDER PROPOSALS

We received the following two shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2013 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the text of the proposal and shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 3:  TO PROHIBIT ACCELERATED VESTING UPON A CHANGE IN CONTROL

The following proposal and supporting statement were submitted by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

Supporting Statement

Comcast Corporation (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

Although it appears from the table under the “Potential Payments upon Termination or Change in Control” section of last year’s proxy statement that equity awards would not be accelerated as a result solely of a Change in Control, footnote six indicates the board may decide to accelerate equity awards in amounts equal to those shown in the table for acceleration due to death or disability. Therefore, had the board decided to accelerate vesting at the end of the 2011 fiscal year, Comcast’s five senior officers would be eligible for $139 million worth of long-term equity, including $43 million to the CEO.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Company Response to Shareholder Proposal

We grant equity awards under our 2002 Restricted Stock Plan and our 2003 Stock Option Plan, as each is amended and restated (together, the “Equity Plans”). Neither of the Equity Plans provides for automatic accelerated vesting of awards in connection with a change in control. Under the Equity Plans, which were most recently approved by our shareholders by over 90% of votes cast at our 2011 annual meeting of shareholders, our Compensation Committee may, in its discretion, accelerate some or all of the future vesting of equity awards of any employee in connection with a change in control. We believe that allowing the Compensation Committee to retain the flexibility and discretion to determine whether, and under what circumstances, to accelerate all or part of an equity award in connection with a change in control is in the best interests of our shareholders for the reasons set forth below.

First and most importantly, the proponent’s proposal would eliminate the ability of the Compensation Committee, which is composed entirely of independent directors, to exercise its judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of our company and shareholders in a particular change in control transaction. None of our named executive officers’ employment agreements requires an automatic acceleration of vesting of equity awards in connection with a change in control, and our Compensation Committee has no affirmative obligation to accelerate any such awards.

In addition, we believe that imposing a restriction as the proponent proposes could adversely affect shareholder value. Our Equity Plans grant the Compensation Committee the discretion to accelerate the vesting of equity awards in connection with a change in control, in part because we believe it may be appropriate for the Compensation Committee to accelerate vesting terms to properly align senior management’s interests with those of our shareholders by incentivizing them to maximize value for shareholders in connection with a change in control transaction. In this regard, a recent independent academic study concluded that takeover premiums are significantly larger when the CEO of a target company receives the benefit of accelerated vesting as compared to when the CEO of a target company continues to vest in his or her awards after the transaction closes. (See Elkinawy, Susan and Offenberg, David, Accelerated Vesting in Takeovers: The Impact on Shareholder Wealth (November 7, 2011). Financial Management, Forthcoming. Available at SSRN: http://ssrn.com/abstract=1975962.)

We also believe that not having the ability to protect executives against the potential forfeiture of all or a substantial portion of their equity awards (which is a significant component of their compensation) upon a change in control would interfere with our ability to attract and retain talented executive personnel. Further, allowing the Compensation Committee the discretion to accelerate the vesting of some or all of an employee’s equity awards would encourage employees, including our senior executives (who would be the most likely to be terminated in connection with a change in control), to remain with our company through a transaction while reducing uncertainty and distraction leading up to such an event. Moreover, the Compensation Committee should be permitted to retain its discretion to accelerate vesting in connection with a change in control if it believes doing so would prevent the conflict of interest created by employees being penalized with a potential loss of incentive compensation that could result from a transaction that is outside their control but that is in the best interests of the shareholders. The Compensation Committee’s ability to exercise this discretion is crucial to its ability to develop a competitive executive compensation program that fosters the achievement of our strategic, operational and financial goals.

Finally, adopting a proposal, such as the proponent’s, where senior executives would be treated significantly worse than other employees who participate in our Equity Plans, serves no legitimate shareholder interest and undermines the objectives discussed above for the individuals most at risk of departure in connection with a potential change in control.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 4:  TO ADOPT A RECAPITALIZATION PLAN

The following proposal and supporting statement were submitted by the Communications Workers of America Members’ General Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797.

RESOLVED: The shareholders request that the Board of Directors take the steps that may be necessary to adopt a recapitalization plan that would provide for all of the Company’s outstanding stock to have one vote per share.

Supporting Statement

Comcast’s capital structure gives Brian Roberts a disproportionate percentage of shareholder votes. He had one third of the votes at the 2012 Annual Meeting as the beneficial owner of all of Comcast’s 9.44 million shares of Class B common stock, which have 15 votes per share.

In contrast, Comcast’s 2.064 billion shares of Class A common have two-thirds of the aggregate voting power. For 2012, each Class A share was entitled to just “0.1345 votes.”

A report prepared for Morgan Stanley Investment Management by Davis Global Advisors “concludes that such a structure puts the interests of the controlling family over those of other investors” (New York Times, Nov. 4, 2006). Louis Lowenstein has observed that dual-class voting stocks eliminate “checks or balances, except for fiduciary duty rules that reach only the most egregious sorts of behavior” (1989 Columbia Law Review pp. 979, 1008). He also contends that “they allow corporate control to be seized or retained by corporate officers or insiders” (What’s Wrong with Wall Street, p. 193 (1988)).

The danger of such disproportionate voting power is illustrated, we believe, by the criminal convictions of former executives of Adelphia Communications and Hollinger International. Like Comcast, each of those companies had capital structures that gave disproportionate voting power to one or more insiders and thereby reduced accountability.

Comcast’s capital structure may also hinder acquisitions of companies that are governed on the one share-one vote principle. It could inhibit efforts to raise additional capital, because some persons, like Nell Minow, the editor of The Corporate Library, “would never buy or recommend non-voting or limited voting stock” (USA Today, May 17, 2004).

With a market capitalization of about $58 billion as this is written, Comcast may be the largest public company with disparate voting rights. In our view, this large capitalization magnifies the danger to investors that arises from a capital structure that gives Mr. Roberts one-third of the votes with Class B stock that would represent less than 1 percent of the aggregate voting power if all of his Class B stock was converted to Class A common.

At the 2009 Annual Meeting, this proposal won more than 26.3 percent of the votes cast for and against. This is a truly astonishing number in view of the fact that each Class B share has more than 100 times the voting power of a Class A share.

Raytheon, Readers Digest, Church & Dwight, Fairchild Semiconductor, and other companies have recently eliminated stocks with disparate voting rights in order to provide each share of common stock with a single vote. We believe Comcast should also take this step in order to better align the voting power of shareholders with their economic interests.

Company Response to Shareholder Proposal

Along with the respected and stable leadership of Brian L. Roberts, our Board believes that our dual class structure has contributed to our stability and long-term shareholder returns. Specifically, the Board believes that our ownership structure has helped insulate our company from short-term pressures and allowed our Board and senior management to focus on our long-term success. The Board periodically evaluates our capital structure. We believe that our structure and the stability it promotes has driven, and will continue to drive, long-term shareholder value for shareholders who are committed to holding our stock for extended periods. As a testament to this belief, since going public in 1972, our shares have outperformed leading stock indices by significant margins, including the S&P 500 by a margin of almost 2 to 1. An investor who bought 1,000 shares of Class A common stock in 1972 at the IPO price of $7 per share would have had, after various stock splits and reinvested dividends, $5.4 million in shares as of December 31, 2012. Our Board believes that Mr. Roberts has been, and will continue to be, an extremely important part of the long-term success of our business.

Our dual class voting structure has existed since we went public in 1972. Prior to our acquisition of AT&T Corp.’s cable business in November 2002, Mr. Roberts beneficially owned stock representing approximately 87% of the combined voting power of all of our stock. In connection with that transaction, Mr. Roberts agreed to reduce his voting interest to a 33 1/3% non-dilutable interest. At the AT&T shareholders meeting relating to that transaction, the AT&T shareholders not only approved the transaction as a whole but also separately approved—at a rate of approximately 92% of votes cast—the governance terms of that transaction.

Our Board also believes that our history of being able to successfully raise capital for acquisitions and our other business needs provides evidence that the dual class voting structure does not impair our ability to raise additional capital or acquire other companies. Additionally, dual class voting structures are found in many other public companies, including First Amendment speaker media companies such as Viacom and CBS, as well as other leading companies like Berkshire Hathaway and Google.

Finally, under Pennsylvania law and our Articles of Incorporation, no recapitalization that affects the voting rights of our Class B common stock can be effected without the separate approval of Mr. Roberts, as beneficial owner of our Class B common stock.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices and gives the context for understanding and evaluating the more specific compensation information for our named executive officers relating to 2012 contained in the tables and related disclosures that follow. For 2012, our named executive officers (or “NEOs”) are as follows:

•	Brian L. Roberts, Chairman and Chief Executive Officer

•	Michael J. Angelakis, Vice Chairman and Chief Financial Officer

•	Stephen B. Burke, Executive Vice President and President and Chief Executive Officer of NBCUniversal

•	Neil Smit, Executive Vice President and President and Chief Executive Officer of Comcast Cable Communications

•	David L. Cohen, Executive Vice President

Executive Summary

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news and entertainment cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 21, 2013.

2012 Business Highlights

All of our businesses operate in intensely competitive, rapidly changing and complex technological environments. While our businesses also are extensively regulated, we face unique challenges in that Comcast Cable and NBCUniversal are subject to additional regulatory requirements due to the NBCUniversal transaction in 2011. Our board credits the leadership of Mr. Brian L. Roberts and the other members of our executive management committee (which is composed solely of all of our NEOs) for Comcast achieving such strong performance in 2012, as summarized below.

2012 significant financial and operational accomplishments include:

(1)	Reconciliations of consolidated operating cash flow to operating income and of consolidated free cash flow to net cash provided by operating activities are set forth on Appendix A.

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We returned a total of $4.6 billion of capital to shareholders in 2012, by repurchasing $3.0 billion of our common shares and making four cash dividend payments totaling $1.6 billion. In addition, in February 2013, we announced a 20% increase in our dividend to $0.78 per share on an annualized basis – the 5th increase in 5 years.

•	Our Comcast Cable customers increased by 1.5 million, or 3% over the prior year, reflecting increased high-speed Internet customer additions and reduced video customer losses.

We also continued to execute on key strategic initiatives, such as:

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Developing and launching next-generation media and content delivery platforms, such as our new X1 platform, that use IP technology and our own cloud network servers to deliver video and advanced search capabilities.

•	Expanding the use of our Comcast Cable network to launch new services, including providing services to medium-sized businesses and offering home security and automation services.

•	Seeing progress in our NBCUniversal businesses, as we invest to build value – one of the highlights was the strong NBC broadcast network ratings in the fall of 2012.

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Executing on our “Project Symphony” initiatives to enhance all of our assets as they come together to support a single initiative – a variety of projects proved that we can be effective in bringing together our unique assets and capabilities.

•	Executing on attaining key diversity milestones.

•	Completed sales of significant non-strategic assets, such as our interests in SpectrumCo for $2.3 billion and A&E Television Networks for $3 billion.

In addition, in March 2013, we completed the acquisition of General Electric Company’s remaining 49% common equity interest in NBCUniversal for $16.7 billion. We had built significant financial capacity in 2012 that allowed us to fund part of this transaction, including by the sales of non-strategic assets noted above and the issuance of an aggregate $7.5 billion of long dated senior notes since July of 2012.

Summary 2012 CEO and NEO Compensation

We believe that our compensation program is both well aligned to performance and uses an appropriate portion of operating cash flow, free cash flow and operating income to support it. See “Pay Program Validation” on page 33 for more information.

CEO Pay Changes from Prior Year. Mr. Roberts’ base salary remained unchanged in 2012, as it has for the past four years. In light of our strong 2012 performance, Mr. Roberts received 107.5% of his target annual cash bonus, or $9.0 million. He also received grants of stock options and restricted stock units (“RSUs”), each worth approximately $4.8 million, which were approximately 17% less than the value granted to him in 2011. We also credited Mr. Roberts’ deferred compensation account with $3.3 million, a 5% increase from last year. As a result (excluding the change in his deferred compensation earnings), Mr. Roberts’ total compensation for 2012 increased by $1.8 million, or 8%.

Other NEO Pay Changes from Prior Year. Compensation actions for our other NEOs in 2012 reflect their strong contributions to our overall performance, as well as the performance and operation of each NEO’s respective business or function. The annual cash bonuses for each NEO were paid at 107.5% of their target. Special awards granted to Messrs. Angelakis, Smit and Cohen in 2012 based on their performance and increased responsibilities were in accordance with the terms of employment agreements entered into in 2011, and the cash bonuses paid to Messrs. Angelakis and Smit must be repaid under certain circumstances if their employment terminates within one year of the payment date.

Total compensation for our NEOs also was affected by the year-over-year changes in their respective deferred compensation account balances.

Pay for Performance. Our Class A common stock and Class A Special common stock performance over the last five years, which exceeded the performance of our three peer groups, as well as the Standard and Poor’s 500 Stock Index, validates our target pay positioning.

	Cumulative Total Returns (as of December 31, 2012)[1]
	Class A Common Stock	Class A Special Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	61%	56%	35%	50%	14%	16%
Three-Year	136%	140%	100%	74%	36%	36%
Five-Year	124%	118%	47%	33%	24%	9%
(1)	Cumulative returns for each of the peer groups are based on the composition of our 2012 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings.

See “Use of Competitive Data” and “Emphasis on Performance” starting on pages 31 and 35, respectively, for more information on how our compensation program is aligned with performance.

Shareholder Engagement

We did not hold a shareholder advisory vote on executive compensation at our 2012 annual meeting in light of the fact that holders of over a majority of the votes cast at our 2011 annual meeting voted, on an advisory basis, to hold that vote every three years (our next vote will be in 2014). At our 2011 annual meeting, our shareholders approved by 84.4% of the votes cast, on an advisory basis, the 2011 compensation of our NEOs. The Compensation Committee has carefully considered the results of the 2011 advisory vote on executive compensation, as well as the voting results for the election of members of our compensation committee as directors at our 2012 annual meeting, and has also discussed our executive compensation program with Mercer, the Company’s independent compensation consultant.

Consistent with our Board’s and the Compensation Committee’s recognition that shareholders have an interest in the compensation of our executive officers, the Compensation Committee also considered shareholder feedback regarding our executive compensation received through dialogue between management and various shareholders, including many of our largest shareholders. This dialogue provided an opportunity to discuss the linkage between pay and performance. We are committed to continued engagement with shareholders to solicit and fully understand diverse viewpoints and to discussing and demonstrating the important connection between our compensation program, on the one hand, and our business strategy and goals and financial and operating performance, on the other hand. Shareholders may express their views to the Compensation Committee as described above under “Contacting Our Board, Board Committees or Directors.”

Following these deliberations and discussions, the Compensation Committee believes that its policies and decisions are consistent with our compensation philosophy and objectives discussed below and align, without incenting inappropriate risk taking, the interests of our NEOs with our long-term goals and the interests of our shareholders.

Overview of Our Compensation Program Philosophy

We believe that our compensation practices have played a key role in our strong operating and financial results in 2012 and that our executive officers have helped create significant shareholder value over the past several years. Below is an overview of key aspects of our compensation program philosophy.

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Attract, motivate, reward and retain the highest caliber executive talent in the marketplace. We believe our executive officers have played a key role in continuing our long-term track record of strong financial performance, particularly in light of challenging competitive, regulatory, technological and economic environments. We have been recognized within our industries as having one of the best and most stable senior management teams over the years and seek to continue this tradition. In addition, because high-quality executive talent with the experience and capabilities sought by us is scarce, our compensation package should be strongly competitive with the marketplace to attract and retain our senior leadership team. The Compensation Committee strongly believes that it is an unnecessary risk to shareholder value to not provide a competitive level of compensation to our NEOs consistent with their performance.

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Create a pay mix portfolio with an appropriate balance of fixed and variable pay; performance-based pay; short-term and long-term components; and form of pay (cash, equity, deferred compensation). Our executive compensation program seeks to balance fixed and short-term performance-based compensation with long-term performance-based equity compensation, both of which the Compensation Committee believes play a vital role in retaining our key executives. A significant portion of total compensation should be performance based.

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The Compensation Committee should use a range of factors, and retain discretion, in evaluating overall performance and total compensation. A broad range of quantitative and qualitative factors is used to assess an NEO’s overall performance. The Compensation Committee does not only use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted, but also evaluates the NEOs’ performance and determines their total compensation with subjective criteria, exercising discretion and judgment as appropriate.

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Align the interests of our executives with those of our shareholders, and ensure the compensation program does not contain incentives to take inappropriate business risks. The interests of our executive officers are linked with those of our shareholders through a meaningful ownership stake in our company. As such, a significant portion of NEO compensation is tied to stock options and RSUs with longer than average vesting terms. To reinforce this belief, we maintain stock ownership guidelines and anti-hedging policies as described below. Aligning the interests of our executives with those of our shareholders incents our executives to avoid taking inappropriate business risks that may not be in the best interests of our shareholders.

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Provide limited perquisites. Our NEOs are required to reimburse us for any benefits that would be considered perquisites, including as required under our aviation policy as discussed in the “Summary Compensation Table for 2012.” We do not provide premium payments or reimbursements or tax payments to our NEOs under any life, disability or any other insurance policies.

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Set policies that reinforce our objectives. Policies are implemented that reinforce our compensation objectives. For example, we have stock ownership guidelines for our executive officers and directors. We recently enhanced these guidelines to prohibit our executive officers and directors from hedging any of their stock and to exclude stock that is held in margin accounts or pledged from counting as stock ownership under our guidelines. We also have an incentive compensation recoupment policy and do not have any automatic “single trigger” or “double trigger” change in control benefits. These and other policies are discussed in more detail below.

Compensation Decision-Making Process

Compensation Committee’s Role and Process

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

Each year, the Compensation Committee reviews:

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The nature and amounts of all elements of the NEOs’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances.

•	Compensation data from peer groups and surveys, taking into account our prior year performance (including as compared to the prior year performance of the companies in our peer groups).

•	Each element of the NEOs’ compensation for internal consistency.

•	Various analyses provided by Mercer, including the following that were reviewed in 2012:

¡	an assessment of the composition of our peer groups;

¡	a proxy pay analysis (comparing NEO compensation to proxy statement data for executives holding comparable positions in our peer group companies);

¡	a compensation survey analysis (analyzing NEO compensation against that of executives holding comparable positions in broad groups of companies in published surveys);

¡	a pay mix analysis (analyzing components of pay compared to other components (e.g., fixed vs. variable, cash vs. equity-based, short-term vs. long-term));

¡	an analysis of share dilution resulting from, and annual usage rates in, our equity-based compensation plans;

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a historical performance analysis (comparing our performance relative to our peer group companies with respect to growth in operating cash flow, free cash flow, revenue, earnings per share and total shareholder return);

¡	an annual incentive performance measure prevalence analysis (evaluating whether our performance metrics are in line with those used by our peer group companies);

¡	a compensation sharing analysis (analyzing the portion of our operating cash flow, free cash flow and operating income that is used for NEO compensation); and

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a correlation to shareholder value analysis (evaluating the relationship of operating cash flow growth, free cash flow growth, earnings per share growth and revenue growth to total shareholder returns of our peer group companies).

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Data disclosed in SEC filings and contained in published surveys to inform its judgment, by comparing: (i) our compensation levels to those of our competitors for executive talent, customers and capital and (ii) our financial performance to that of the same competitors.

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the NEOs’ work over that period and reflects the achievement of our long-term goals.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each NEO. This process includes subjective criteria and involves the exercise of discretion and judgment. While the Compensation Committee considers various quantitative data, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each NEO). The Compensation Committee also believes it should retain discretion to adjust the compensation of an NEO from time to time on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. See “Assessing NEO Performance” below for information on how the Compensation Committee assessed performance in 2012.

Role of Compensation Consultants

In determining 2012 compensation, the Compensation Committee directed Mercer, the Company’s compensation consultant, to provide the Compensation Committee with various compensation analyses as described above. Mercer does not recommend or determine compensation levels or elements, performance targets or compensation plan design. Each year, the Compensation Committee reviews our various engagements of Mercer and its affiliates (and the related fees) to assure itself of Mercer’s objectivity with respect to its work for the Compensation Committee. The Compensation Committee’s review addresses both: (i) the basis for selecting Mercer or any of its affiliates for a particular engagement and (ii) the mechanisms in place at Mercer to ensure objectivity in performing its executive compensation consulting services. The Compensation Committee also has assessed Mercer’s work as required under SEC rules and concluded that Mercer’s work for the Compensation Committee does not raise any conflicts of interest. See “Proposal 1: Election of Directors — About our Board and its Committees — Committees of our Board — Compensation Committee” for information on Mercer’s services and fees in 2012.

Use of Competitive Data

The results of the peer group and compensation survey analyses discussed below, as well as the other analyses referred to above, are considered important by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information as one of several considerations to inform its decision and put its experience in context in determining compensation levels (and when to change compensation levels).

Peer Groups. Our company is uniquely positioned among our peers, having both Comcast Cable, which distributes content, and NBCUniversal, which is a significant creator of content. As such, all of our NEOs are responsible for managing a more complex company than many companies in our peer groups, as they must manage a company whose two primary businesses at many times may have both converging and diverging goals.

In preparing to make its compensation determinations for 2012, the Compensation Committee reviewed its prior peer group determinations and confirmed that it should use three peer groups to reflect the prominence of our two primary businesses in their respective industries and the size, scope and complexity of our businesses. The Compensation Committee believes that using three peer groups lends value to the Compensation Committee’s deliberations and that it is not useful to consolidate the peer groups into a single group because the practices and outcomes that are unique to each group would be lost.

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Entertainment/Media Peer Group. The Compensation Committee pays particular attention to the entertainment/media peer group because it believes our stock price has a strong correlation with certain of these peer group companies and this peer group has special relevance with respect to competition for executive talent. The business expertise of employees in this industry is highly correlated to our needs, not only as a leading media and entertainment company, but as the largest U.S. cable company. Increasingly, media companies are looking for new ways to distribute and monetize their content, both directly to consumers through the Internet and indirectly through alliances with wireless companies and video distributors. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to those companies’ executives being attractive to us.

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Transmission/Distribution Peer Group. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers and also provides these services to small and medium-sized businesses. Many companies in this peer group are among Comcast Cable’s primary competitors.

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General Industry Peer Group. Our revenue and market capitalization rank us among the largest companies in the United States. In addition, our combined revenue from advertising in all of our businesses makes us one of the largest sellers of advertising in the world. As such, this peer group includes companies with revenue and market capitalization levels similar to ours.

For 2012, these three peer groups were composed as follows:

Entertainment/Media	Transmission/Distribution	General Industry*
• CBS Corporation • News Corporation • Time Warner Inc. • Viacom Inc. • The Walt Disney Company	• AT&T Inc. • DIRECTV, Inc. • Sprint Nextel Corporation • Time Warner Cable, Inc. • Verizon Communications Inc.

• 3M Company

• Abbott Laboratories

• Amazon.com, Inc.

• American Express

  Company

• The Boeing Company

• Caterpillar Inc.

• Cisco Systems, Inc.

• The Coca-Cola

   Company

• CVS Caremark Corp.*

• The Dow Chemical

   Company

• E. I. du Pont de Nemours

  and Company

• Google, Inc.*

• The Home Depot, Inc.

• Intel Corporation

• International Business

   Machines Corp.*

• Johnson & Johnson*

• Kraft Foods Inc.

• Merck & Co. Inc.

• MetLife, Inc.

• Microsoft*

• Morgan Stanley*

• Oracle Corporation

• Pepsico, Inc.

• Pfizer Inc.*

• Phillip Morris International*

• Procter & Gamble Co.*

• Schlumberger N.V.

• Target Corporation

• United Parcel Service, Inc.

• United Technologies

  Corporation

*	The peer group companies reflect changes from 2011 as a result of the annual review by Mercer of merger activity, as well as other changes in size or lines of business of the General Industry peer group as compared to our company; companies noted with an asterisk are new additions.

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Our peer group analyses indicate that overall, with respect to the mix of fixed vs. variable, cash vs. equity-based and the types of equity-based vehicles used, our “pay at risk” practices are aligned with peer group practices.

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For each of the three peer groups, comparisons for (i) Mr. Roberts were made to peer chief executive officers of other companies, (ii) Mr. Angelakis were made to peer chief financial officers and by ordinal rank (i.e., the position in the “Summary Compensation Table for 2012”), (iii) Mr. Burke were made to peer chief executive officers of other companies and by ordinal rank, (iv) Mr. Smit were made to peer business unit heads and by ordinal rank and (v) Mr. Cohen were made by ordinal rank and, where available, to peer chief administrative officers.

•	In reviewing peer group data, and as a result of its strong belief in the importance of using compensation as a tool to attract and retain the best senior executives, the Compensation

Committee targets compensation to be competitive with the entertainment/media peer group, to which, as noted above, the Compensation Committee pays particular attention. The Compensation Committee targets compensation to be in the upper quartile for the transmission/distribution and general industry peer groups as a supplemental point of reference. In the Compensation Committee’s view, it is appropriate for a company that has a high level of performance relative to its peers to set high reference points for its executive compensation targets, as further explained below under “Pay Program Validation.”

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The compensation we provide varies among the peer groups and individual companies within a group in its relationship to the reference points above. In reviewing target compensation levels for 2012, Mr. Roberts’ target total compensation fell between the 25th percentile and the median of the entertainment/media peer group. Otherwise, our NEOs’ total compensation for 2012 generally met or exceeded the reference points.

Pay Program Validation. The Compensation Committee’s general expectation is that our financial performance, as compared to our peers over time, should be consistent with its strongly competitive compensation philosophy. The following analyses demonstrate that our pay program is both well aligned to performance and uses an appropriate portion of operating cash flow, free cash flow and operating income to support it. It also supports our use of operating cash flow and free cash flow as performance metrics for our annual cash bonus and annual RSU grants.

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Our operating cash flow and revenue compounded annual growth rates generally have been in the top 5% of our three peer groups, in most instances with the highest growth rate among our peers, over the 10-year periods ended December 31, 2011 and 2012.

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Our operating cash flow, free cash flow and revenue compounded annual growth rates have generally been in the top quartile of our three peer groups, in many instances with the highest growth rate among our peers over the 5-year periods ended December 31, 2011 and 2012.

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With respect to compensation sharing, the portion of operating cash flow, free cash flow and operating income used to pay the NEOs’ annual cash bonus, total cash compensation and total compensation generally aligns with our financial performance. The portion of our operating cash flow, free cash flow and operating income that we use to pay these types of compensation varies by type, but generally is in the lower quartile of our entertainment/media peers and is at or near the high end of our transmission/distribution and general industry peers.

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The Compensation Committee reviewed a Mercer compensation survey analysis in which base salary, total cash compensation (base salary plus target annual cash bonus) and total direct compensation (total cash compensation plus equity-based compensation) for each NEO were measured against published compensation survey data for functionally comparable positions among broad groups of companies of similar size to us. This analysis concluded that, while our NEOs’ total compensation was relatively high on a competitive basis, our financial performance also was high relative to our peers as stated above.

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Accordingly, the Compensation Committee concluded that our NEOs’ total compensation is positively correlated with our performance and with the Compensation Committee’s philosophy of attracting and retaining the highest quality executives.

The Compensation Committee did not use any Mercer analysis, or any of the surveys included in any Mercer analysis, to benchmark our NEO compensation, but instead used the analysis to understand the current compensation practices for comparable job functions of a broad cross-section of companies across varied industry lines but with revenue sizes that are within a range close to ours.

Elements and Mix of Our Compensation Program

We view the executive compensation program on a “portfolio” basis. The following chart illustrates our view of the significant aspects of our portfolio.

Type	Element	Why We Use It	Compensation Highlights
Fixed	Base Salary	• Necessary to attract and retain our NEOs. • Serves as a baseline measure of an NEO’s value. • Guaranteed compensation in exchange for investing in a career with us.	• Salary level is based on individual performance, level of achievement of performance goals and any increase in duties and responsibilities.
Deferred Compensation Plans

•  One of our primary tools to attract and retain our NEOs.

•  Retention incentive gets stronger as the account balance grows; the crediting rate is materially reduced following termination of employment.

•  We do not offer any pension or other defined benefit-type plan.

•  Provides a simple, transparent, tax-efficient vehicle for long-term value accumulation.

•  Amount of company contributions are determined as part of an overall evaluation of individual performance, any increase in duties and responsibilities and retention.

•  Receipt of RSUs may be deferred; the value of RSUs ultimately received is based on stock price when deferral lapses or upon diversification into cash deferred compensation.

Variable, Short-Term, Performance Based	Annual Cash Bonus

•  Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.

•  Target bonus is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation.

•  Supports our objective that NEOs must balance achieving satisfactory or better current year (short-term) results with long-term value creation.

•  Bonus is at risk for performance – 100% of the target bonus is not paid unless 100% of the goals are met; no bonus is paid unless the minimum performance goal is achieved.

•  Based on objective performance metrics (free cash flow, revenue and operating cash flow), but also includes a qualitative portion based on achievement of key initiatives, such as diversity.

Special Awards

•  Rewards an NEO for extraordinary performance, attainment of strategic milestones or unanticipated additional responsibilities.

•  May also be used in connection with an employment agreement renewal or extension, which provides a strong retention tool.

•  Form of bonus can vary, depending on primary goals/purposes for the grant.

• Amount and form of awards are based on individual performance and any increase in duties and responsibilities. • No new special awards were approved in 2012.
Variable, Long-Term, Performance Based	Annual Stock Option Grants

•  Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•  Links the NEOs’ decision making with the long-term outcomes of those decisions.

•  Use of one of the longest vesting periods among our peers, which creates a significant retention tool.

•  Stock price must appreciate for stock options to deliver value.

•  Generally vest over a 9.5 year period: 30% on the 2nd anniversary of the date of grant, 15% on each of the 3rd through 5th anniversaries, 5% on each of the 6th through 9th anniversaries and 5% on the 9.5 year anniversary.

Annual Performance-Based RSU Grants

•  Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•  Links the NEOs’ decision making with the long-term outcomes of those decisions.

•  Back-end weighted vesting term used for most RSU grants creates a meaningful retention tool.

•  Use of one of the longest vesting periods among our peers, which creates a significant retention tool.

•  Vesting is dependent upon achievement of one or more performance goals.

•  Ultimate value of shares acquired upon vesting depends on stock price.

•  Generally vest over 5 years and are back-end weighted: 15% vest after 13 months, an additional 15% on each of the 2nd through 4th anniversaries and 40% on the 5th anniversary.

•  May have shorter vesting terms on account of extraordinary performance.

Emphasis on Performance

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The Compensation Committee’s emphasis on performance within the NEO compensation program is evidenced by the program design, incorporating both objective financial goals (in the case of the annual cash bonus and the vesting of performance RSUs) and subjective evaluation criteria. The combination of internally measured (financial performance) and externally measured (stock price as reflected in stock options and RSUs) performance provides both short-term and long-term performance components in the compensation structure of our NEOs.

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Our compensation program’s emphasis on performance, especially equity-based compensation, aligns the compensation structure with our shareholders’ interests in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. Because a material portion of compensation for each NEO is in the form of equity, a significant portion of each NEO’s compensation is inherently tied to stock price movement and the achievement of shareholder value.

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Total performance-based compensation in 2012 (using the grant date value of stock options and RSUs and including prior year special awards paid in 2012 as performance-based compensation) was a significant percentage of the NEOs’ total compensation (excluding the change in deferred compensation earnings in 2012), as reflected in the chart and table below.

CEO Compensation Mix

(Excluding Change in Deferred Compensation Earnings)

Total performance-based compensation as a percentage of total compensation (excluding the change in deferred compensation earnings in 2012) for our other NEOs was as follows:

Mr. Angelakis	74%

Mr. Burke	77%

Mr. Smit	81%

Mr. Cohen	82%

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Our quantitative performance metrics are meaningful measures of our performance that can be affected by the decision making of our NEOs. Measuring performance for our NEOs for these purposes using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the NEOs, as the members of our executive management committee, to achieve our most important performance goals for the year.

•	The Compensation Committee does not base compensation levels, or condition incentive-based compensation award achievement, directly on our stock price performance, because it believes that it is not equitable to condition performance rewards on an external quantitative metric that management cannot directly control and that doing so could lead to an undesirable focus on short-term results.

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The Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for the NEOs to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our enterprise risk management process.

Assessing NEO Performance

In determining an NEO’s individual compensation, the Compensation Committee:

•	Sets specific factors to be used in evaluating Mr. Brian L. Roberts, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs.

•	Assesses each NEO’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, as well as the importance of retaining the NEO.

•	Evaluates each NEO’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals.

•	Evaluates our overall prior year performance, both in terms of financial results and progress on strategic initiatives, including a comparison of our performance to our competitors.

NEO Evaluations

Company Performance. The Compensation Committee considers overall performance of our company when approving pay decisions for our NEOs. Despite the continued weak economy and intensifying competition, in 2012, we delivered healthy growth in revenue and operating cash flow, added meaningful numbers of customers, generated substantial free cash flow and returned significant capital to shareholders, all as further described on pages 26-27 above. We achieved these results while continuing the successful management of our balance sheet, allowing us liquidity and access to capital when needed during the year and avoiding any near or medium-term risk associated with debt repayment requirements.

NEO Performance. All of our NEOs provided critical strategic vision and leadership to our company as we continue to shape the future of technology and media. Not only did the Compensation Committee recognize the exceptional performance of our NEOs in 2012, but Messrs. Roberts and Burke also were recognized by Fortune Magazine in its 2012 Businessperson of the Year list (ranking third) as a result of their strategic vision and our company’s performance.

In assessing NEO performance, our Compensation Committee also considered each NEO’s progress on various strategic initiatives, including those described on page 27 above. In particular, Mr. Roberts continued to demonstrate strong leadership among our senior leadership team, in fostering our diversity initiatives and in creating a culture of integrity and compliance. Mr. Angelakis successfully managed our balance sheet, which enabled us to return $4.6 billion of capital to shareholders in 2012, and he also ensured that our capital allocation framework supported our business initiatives and strategies, including our sales of non-strategic assets. Mr. Burke successfully managed NBCUniversal, which had pro forma revenue growth of 12.7% and operating cash flow growth of 9.0% in 2012. Likewise, Mr. Smit successfully managed Comcast Cable, which had revenue growth of 6.4% and operating cash flow growth of 6.3% in 2012. Mr. Cohen effectively managed his significant administrative responsibilities and provided critical leadership in our governmental relations and external affairs functions (including with respect to our transactions involving NBCUniversal and Verizon Wireless), in our diversity initiatives and in our corporate communications and community investment functions.

The Compensation Committee also took into account the significant additional efforts that Messrs. Roberts, Angelakis, Burke and Cohen have exerted in effectively managing the many challenges of the integration of NBCUniversal, including strategic issues and cultural integration.

Compensation Decisions for 2012

Base Salary. Following discussions with the NEOs and consistent with its decisions in 2009-2011, the Compensation Committee did not increase any NEO’s base salary in 2012, resulting in a four-year freeze in the base salaries for Messrs. Roberts, Angelakis, Burke and Cohen. These actions reflect both the Compensation Committee’s philosophy to limit increases in non performance-based compensation and the NEOs’ willingness to forego additional compensation that is not performance based.

Annual Cash Bonus. Our cash bonus plan, which was approved by our shareholders, provides a variable and performance-based element to annual cash compensation.

•	The target bonus opportunity amount in 2012, expressed as a percentage of salary, was 300% for Messrs. Roberts, Angelakis, Burke and Smit and was 200% for Mr. Cohen.

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Under our cash bonus plan, a threshold quantitative performance goal must be satisfied as a condition for any bonus payment to occur. For 2012, this threshold performance goal was that our consolidated free cash flow in 2012 must exceed that in 2011, and this was achieved.

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Once the threshold goal is achieved, the NEOs’ actual bonus payments are based on the achievement of quantitative goals (consolidated revenue, consolidated operating cash flow and consolidated free cash flow) and qualitative goals. The maximum bonus payment is 170% of each NEO’s target bonus amount.

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For Messrs. Roberts, Angelakis and Cohen, up to 60% of their target bonus amount was based on quantitative goals and up to 110% was based on qualitative goals. The qualitative portion of their respective bonuses was based on the Compensation Committee’s determination of the level of achievement of these NEOs in contributing to the overall management of Comcast, including the integration process relating to NBCUniversal, the continuing management of Comcast Cable and the continuing focus on critical diversity and customer service metrics.

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Messrs. Burke’s and Smit’s target bonuses were structured differently in light of the nature of their respective duties, and up to 30% of their target bonus amount was based on quantitative goals and up to 140% was based on qualitative goals. For Mr. Burke, the qualitative portion of his bonus was based on the Compensation Committee’s determination of the level of achievement in contributing to the operating performance of NBCUniversal. For Mr. Smit, the qualitative portion of his bonus was based on the Compensation Committee’s determination of the level of achievement in contributing to the operating performance of Comcast Cable.

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As a result of our strong performance during 2012, the Compensation Committee considered it appropriate to award a bonus payable to the NEOs based on actual achievement of the quantitative and qualitative goals (approximately 131% of target for Messrs. Roberts, Angelakis and Cohen and approximately 126% for Messrs. Burke and Smit). However, prior to any such determination, the NEOs requested that they not receive more than 107.5% of their target amounts to more closely align their bonus outcomes with those of other corporate and Cable management employees. After considering this request, the Compensation Committee determined to limit the NEOs’ 2012 cash bonus awards to the level requested by them.

•	The table below provides further details of our 2012 cash bonus plan, including the targets that were pre-established for the quantitative goals and the actual achievement against those goals.

Goal	Achievement Range (in billions)	Brian L. Roberts, Michael J. Angelakis and David L. Cohen (% of target bonus)	Stephen B. Burke and Neil Smit (% of target bonus)
Consolidated Operating Cash Flow	≤ $19.0 > $19.0 – $19.6 > $19.6 – $19.673 > $19.673 – $20.1 or more	0% 8% – 18%(1) 20% 22% – 30%(1)	0% 4.8% – 10.8%(1) 12% 13.2% – 18%(1)
Actual 2012 Achievement	$19.977	26%	15.6%

Consolidated Free Cash Flow	≤ $6.7 > $6.7 – $7.3 > $7.3 – $7.4 > $7.4 – $7.8 or more	0% 5% – 11.25%(1) 12.5% 13.75% – 18.75%(1)	0% 2% – 4.5%(1) 5% 5.5% – 7.5%(1)
Actual 2012 Achievement	$7.939	18.75%	7.5%

Consolidated Revenue	≤ $61.5 > $61.5 – $62.7 > $62.7 – $63.0 > $63.0 – $63.8 or more	0% 3% – 6.75%(2) 7.5% 8.25% – 11.25%(2)	0% 1.2% – 2.7%(2) 3% 3.3% – 4.5%(2)
Actual 2012 Achievement	$62.570	6.75%	2.7%

Qualitative Goal		0% – 110%	0% – 140%
Actual 2012 Achievement		80%	100%

% of Target Bonus Achieved for 2012		131.5%	125.8%

% of Target Bonus Paid for 2012		107.5%	107.5%

Actual Bonus for 2012		Roberts: $9,032,455 Angelakis: $5,425,894 Cohen: $2,876,687	Burke: $7,234,526 Smit: $4,837,500

(1)	Determined based on incremental increases of $100 million.

(2)	Determined based on incremental increases of $200 million.

Equity-Based Incentive Compensation. The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by generally extending the vesting period for options and RSUs granted under our annual award program over a longer time period than most other large public companies.

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In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each NEO, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

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The grant date value of equity-based compensation in our annual award program has not materially increased over the last several years. The value of 2012 equity-based compensation (using grant date values) as a percentage of 2012 base salary and the percentage as it relates to

2011 equity-based compensation, in each case only taking into account awards made under our annual award program in March, was as follows:

	% of 2012 Base Salary	% of 2011 Annual Award
Mr. Roberts	342%	83%

Mr. Angelakis	491%	120%

Mr. Burke	401%	99%

Mr. Smit	443%	115%

Mr. Cohen	464%	99%

•	RSUs and stock options each represented approximately 50% of the total value of annual equity awards granted to Messrs. Roberts and Burke, while the mix varied among the other NEOs in 2012.

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Shares under RSUs granted in March 2012 as part of our annual award program generally vest in their first scheduled year of vesting if performance goals have been achieved with respect to any prior year; any shares that did not vest in the first scheduled year of vesting because of the failure to achieve applicable performance goals are carried over to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If applicable performance goals are not achieved by the final potential vesting date, any unvested shares are forfeited.

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For RSUs granted in March 2012 as part of our annual award program, the Compensation Committee established the performance goal as any year-over-year increase in free cash flow (in which event the NEOs would receive 100% of the service vested portion of the award). The Compensation Committee’s use of performance goals in granting RSUs reflects its intention that the RSUs meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal.

Deferred Compensation. Our deferred compensation plan allows certain employees, including the NEOs, to defer the receipt of cash compensation (i.e., base salary and annual bonus) as described below under “Nonqualified Deferred Compensation in and as of 2012 Fiscal Year-End.” The Compensation Committee reviewed the deferred compensation plan balances of our NEOs and other key senior executives in 2011 and 2012 and annually reviews the embedded and projected costs of this plan. In addition, our NEOs have specified amounts credited to their deferred compensation plan account, in each case, as described below under “Agreements with Our Named Executive Officers.”

Special Awards. From time to time, the Compensation Committee may grant cash bonuses or equity awards or make additional contributions to our deferred compensation plan on behalf of an NEO on account of extraordinary performance, unanticipated additional responsibilities (such as those that occurred in connection with the NBCUniversal transaction), an employment agreement renewal or extension or other circumstances.

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The Compensation Committee did not approve any new special awards to our NEOs in 2012, although Messrs. Angelakis, Smit and Cohen were granted such awards in 2012 in accordance with the terms of new employment agreements entered into in 2011.

Other Policies and Considerations

Stock Ownership Guidelines. We have a stock ownership policy for members of our senior management, including our NEOs, which is available on our website, www.comcastcorporation.com. Under these guidelines, Mr. Roberts is expected to own our stock in an amount equal to at least five times his annual base salary, and the other NEOs are expected to own our stock in an amount equal to at least three times their annual base salaries. This policy is designed to increase the NEOs’ ownership stake in our company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the NEO and shares credited to the NEO under our employee stock purchase plan, which must be held for one year from the date credited, but “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan (although none of our NEOs holds any stock in a margin account or has pledged any stock as collateral). In addition, 60% of each of the following types of ownership counts as being owned: shares owned under our 401(k) plan, deferred vested shares under our restricted stock plan and the net number of shares deliverable upon the exercise of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our NEOs are in compliance with the requirements of our stock ownership policy as of December 31, 2012. If a member of our senior management is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities, Hedging and Pledging. Our trading policy prohibits our executive officers and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with the prior approval of our General Counsel. This seeks to ensure that the executive officers will not trade in our securities at a time when they are in possession of material, nonpublic information. In addition, our executive officers and directors are prohibited from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock. Executive officers and directors also may not hold Comcast stock in margin accounts or pledge our stock as collateral for a loan, unless it is approved by the Chair of our Governance and Directors Nominating Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both our average daily trading volume and the total value of Comcast stock held by such person, as well as such person’s ability to repay any loans secured by Comcast stock or to substitute other assets as collateral.

No Automatic Payments in Connection with a Change in Control. We generally do not have any benefits that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, our Board will determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs or provide other benefits in connection with a change in control. There has been no determination of any guiding principles or factors that our Board may in the future use in determining the propriety of accelerating the vesting of stock options and/or RSUs, or providing other benefits, in connection with a change in control.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment. Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” Table on page 56. These compensation arrangements are contained in each NEO’s employment or other agreements and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to non-executive employees upon termination of employment.

Award Timing. As has been the practice in the past, our annual equity incentive awards are granted each year on the second bi-weekly pay date in March. These annual awards are approved by the Compensation Committee at a meeting on or prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules.

Recoupment Policy. We have an incentive compensation recoupment policy providing that, if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and they will review it following the adoption of rules regarding recoupment policies arising under the Dodd-Frank Act.

Tax and Accounting Considerations. The Compensation Committee periodically reviews our compensation practices with respect to tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. When the Compensation Committee determines it to be appropriate, it designs compensation to provide for tax deductibility, taking into account the terms of our employment agreements and related contractual commitments. For example, one of the reasons we generally include a performance condition in RSU awards to our NEOs is to obtain a tax deduction for their compensatory value. The Compensation Committee has awarded, and may in the future award, compensation that is not tax deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. Our employment agreements with our NEOs seek to ensure that any compensation that could be characterized as nonqualified deferred compensation complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of compensation elements in determining types and levels of compensation for our NEOs.

Other Considerations. The Compensation Committee is aware that Mr. Brian L. Roberts is a son of our founder and director, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)

Joseph J. Collins

Gerald L. Hassell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or ever has been, an employee or an officer of our company. None of our executive officers has served during 2012 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE FOR 2012

The following table sets forth specified information regarding the compensation for 2012, 2011 and 2010 of our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Vice Chairman and Chief Financial Officer (Mr. Michael J. Angelakis) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, Neil Smit and David L. Cohen), except as set forth in footnote (8) to this table. We refer to these individuals as our named executive officers or NEOs, as described above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	2012 2011 2010	$2,800,761 2,800,761 2,800,761	$	— — —	$4,753,080 5,737,095 5,308,989	$4,833,900 5,847,830 5,917,380	$9,032,455 5,461,484 10,922,968	$4,036,635 3,689,731 2,903,094	$3,667,183 3,397,176 3,205,767	$29,124,014 26,934,077 31,058,959

Michael J. Angelakis Vice Chairman and Chief Financial Officer	2012 2011 2010	1,682,448 1,682,448 1,682,448		2,125,000 2,125,000 1,500,000	4,459,862 3,312,744 6,151,365	3,808,080 3,561,670 3,604,594	5,425,894 5,047,344 6,561,546	1,853,283 2,274,653 1,708,745	3,882,859 3,903,701 1,701,344	23,237,426 21,907,560 22,910,042

Stephen B. Burke EVP of Comcast and President and CEO of NBCUniversal	2012 2011 2010	2,243,264 2,243,264 2,243,264		— — 3,000,000	4,298,256 4,378,968 10,111,316	4,708,440 4,711,720 4,767,630	7,234,526 6,729,792 8,748,729	5,269,477 3,081,674 3,474,387	2,583,511 2,509,419 2,396,752	26,337,474 23,654,837 34,742,078

Neil Smit(8) EVP of Comcast and President and CEO of Comcast Cable Communications	2012 2011	1,500,000 1,500,000		1,000,000 1,000,000	4,627,957 7,612,833	3,003,660 3,004,070	4,837,500 3,000,000	1,688,285 870,696	1,606,815 1,515,761	18,264,217 18,503,360

David L. Cohen Executive Vice President	2012 2011 2010	1,337,994 1,337,994 1,337,994		1,500,000 1,500,000 1,000,000	4,436,439 4,503,661 3,511,946	2,767,500 2,767,090 2,799,258	2,876,687 2,675,988 2,174,240	1,754,708 1,108,862 837,911	1,200,243 1,197,269 1,035,229	15,873,571 15,090,864 12,696,578

(1)	Following discussions with the NEOs and consistent with its decisions in 2009-2011, the Compensation Committee did not increase any NEO’s base salary in 2012, resulting in a four-year freeze in base salary for Messrs. Roberts, Angelakis, Burke and Cohen and a one-year freeze for Mr. Smit.

(2)	For each of Messrs. Angelakis, Smit and Cohen, the amount in this column for 2012 represents a cash bonus paid in 2012 in connection with his entering into a new employment agreement in 2011. Each of Messrs. Angelakis and Smit are required to reimburse us for 100% of the amount of his respective bonus if we terminate his employment for cause or he terminates employment without good reason within 12 months of the payment date of such bonus.

(3)

Except as noted below for Mr. Cohen, the amounts in this column represent the aggregate grant date fair value of performance-based RSUs granted to each of the NEOs in the respective year, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with the SEC’s rules relating to executive compensation disclosure, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. The amounts were also discounted for the lack of dividends during the vesting period. For Mr. Cohen, the amounts in this column for 2012, 2011 and 2010 also include the aggregate grant date fair value of RSUs granted in such years that vested upon grant, calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end and determined by multiplying the Class A common stock closing price on the dates of grant by the number of shares subject to the respective grant. See the “Grants in 2012 of Plan-Based Awards” table on page 44 for information, including grant date, on RSUs granted in 2012.

(4)	The amounts in this column represent the aggregate grant date fair value of stock options granted to each of the NEOs in the respective year, in accordance with FASB ASC Topic 718. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in 2012: an expected volatility of approximately 29%, an expected term to exercise of seven years, an interest rate of approximately 1.7% and a dividend yield of approximately 2.2%. For information on the valuation assumptions with respect to grants made before 2012, refer to the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. See the “Grants in 2012 of Plan-Based Awards” table on page 44 for information, including grant date, on options granted in 2012.

(5)	The amounts in this column represent annual performance-based bonuses earned by our NEOs under our 2006 Cash Bonus Plan. The grant of these bonuses also is disclosed under the “Grants in 2012 of Plan-Based Awards” table on page 44. See “Compensation Discussion and Analysis — Compensation Decisions for 2012 — Annual Cash Bonus” above for more information on the achievement of specified metrics in 2012.

(6)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

(7)	The amounts in this column for 2012 include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each of the NEOs; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $3,307,500; Mr. Angelakis, $3,700,000; Mr. Burke, $2,205,000; Mr. Smit, $1,575,000; and Mr. Cohen, $1,050,000); and (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $349,683; Mr. Angelakis, $172,859; Mr. Burke, $368,511; Mr. Smit, $21,815; and Mr. Cohen, $140,243). For security reasons, Company practices and policy strongly encourage, and in some cases may require, Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel, although the NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy.

The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, our NEOs are required to pay us in full (and have paid us in full) for such benefits.

(8)	Mr. Smit joined the Company in March 2010. His compensation is shown only for 2012 and 2011 because Mr. Smit was not a named executive officer in 2010.

GRANTS IN 2012 OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to our named executive officers in 2012 as follows: (1) the grant date for equity awards and the date the Board or Compensation Committee took action to grant the equity awards, if different from the grant date; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (d), (e) and (f)); (4) all stock awards that were not performance-based RSUs (column (g)); (5) all option awards, which consist of the number of shares underlying stock options (column (h)); (6) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (i)); and (7) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (j)).

		Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3) (g)	All Other Option Awards: Number of Securities Underlying Options(4) (h)	Exercise or Base Price of Option Awards (i)	Grant Date Fair Value of Stock and Option Awards(5) (j)
Name	Grant Date	Date if Different from Grant Date	Threshold (a)	Target (b)	Maximum (c)	Threshold (d)	Target (e)	Maximum (f)
Brian L. Roberts	—	—	$1,344,365	$8,402,283	$14,283,881
	3/23/2012	—				162,000	162,000	162,000				$4,753,080
	3/23/2012	—								655,000	$29.99	4,833,900
Michael J. Angelakis	—	—	807,575	5,047,344	8,580,485
	3/23/2012	—				160,600	160,600	160,600				4,459,862
	3/23/2012	—								516,000	29.99	3,808,080
Stephen B. Burke	—	—	538,383	6,729,792	11,440,646
	3/23/2012	—				157,100	157,100	157,100				4,298,256
	3/23/2012	—								638,000	29.99	4,708,440
Neil Smit	—	—	360,000	4,500,000	7,650,000
	3/23/2012	—				133,300	133,300	133,300				3,647,088
	3/23/2012	—								407,000	29.99	3,003,660
	10/05/2012	11/21/11				27,368	27,368	27,368				980,869
David L. Cohen	—	—	428,158	2,675,988	4,549,180
	1/13/2012	2/22/11							39,402			1,000,023
	3/23/2012	—				125,600	125,600	125,600				3,436,416
	3/23/2012	—								375,000	29.99	2,767,500

(1)	Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2012 are included in the “Summary Compensation Table for 2012” on page 42 under the “Non-Equity Incentive Plan Compensation” column (see footnote (5) to the “Summary Compensation Table for 2012”).

(2)

The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our 2002 Restricted Stock Plan. Subject to achieving increases in consolidated free cash flow, as described above in “Compensation Discussion and Analysis — Compensation Decisions for 2012 — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: RSUs granted on March 23, 2012 to the NEOs other than Messrs. Roberts and Angelakis vest at the rate of 15% on the 13-month anniversary of the date of grant (April 23, 2013), 15% on each of the second, third and fourth anniversaries of the date of grant (March 23, 2014, 2015 and 2016) and 40% on the fifth anniversary of the date of grant (March 23, 2017); RSUs granted to Mr. Angelakis on March 23, 2012 vest approximately 33% on the 13-month anniversary of the date of grant (April 23, 2013), approximately 12% on each of the second, third and fourth anniversaries of the date of grant (March 23, 2014, 2015 and 2016) and approximately 32% on the fifth anniversary of the date of grant (March 23, 2017); and RSUs granted to Messrs. Roberts and Smit on March 23, 2012 and October 5, 2012, respectively, vest 100% on the 13-month anniversary of the date of grant (April 23, 2013 and November 5, 2013, respectively).

(3)	The amounts in this column represent shares of our Class A common stock granted under our 2002 Restricted Stock Plan. These shares vested on the date of grant.

(4)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. These options become exercisable as follows: 30% of the shares covered thereby become exercisable on the second anniversary of the date of grant (March 23, 2014), 15% on each of the third, fourth and fifth anniversaries of the date of grant (March 23, 2015, 2016 and 2017), 5% on each of the sixth through ninth anniversaries of the date of grant (March 23, 2018, 2019, 2020 and 2021) and 5% on the nine-and-a-half-year anniversary of the date of grant (September 23, 2021).

(5)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of RSUs was determined as described in footnote (3) to the “Summary Compensation Table for 2012” beginning on page 42. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (4) to the “Summary Compensation Table for 2012.”

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by our named executive officers as of December 31, 2012. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (see columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (see columns (e) and (f)) and unvested performance-based RSUs with respect to shares of Class A common stock, the vesting of which is subject to achieving specified increases in consolidated operating cash flow or free cash flow (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2012, or $37.36.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (e)		Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)
Brian L. Roberts
									707,190	$26,420,618
	1,080,000		120,000	$19.9200	03/09/2014
	541,875		95,625	22.6600	03/14/2015
	604,800		151,200	17.5000	03/09/2016
	411,000		137,000	25.4400	03/15/2017
	481,800		321,200	18.9800	03/27/2018
	515,250		629,750	14.5400	03/26/2019
	347,400		810,600	18.3400	03/25/2020
	–		839,000	25.0200	03/24/2021
	–		655,000	29.9900	03/22/2022

Michael J. Angelakis
									613,985	22,938,480
	185,801		61,934	25.9500	03/29/2017
	289,080		192,720	18.9800	03/27/2018
	310,500		379,500	14.5400	03/26/2019
	211,620		493,780	18.3400	03/25/2020
	–		511,000	25.0200	03/24/2021
	–		516,000	29.9900	03/22/2022

Stephen B. Burke
									756,005	28,244,347
	–		60,000	19.9200	03/09/2014
	–		52,313	22.6600	03/14/2015
	–		120,960	17.5000	03/09/2016
	242,161		109,600	25.4400	03/15/2017
	385,440		256,960	18.9800	03/27/2018
	414,000		506,000	14.5400	03/26/2019
	279,900		653,100	18.3400	03/25/2020
	–		676,000	25.0200	03/24/2021
	–		638,000	29.9900	03/22/2022

Neil Smit
						159,600	(3)	$5,962,656	413,357	15,443,018
	138,060		322,140	18.3400	03/25/2020
	–		431,000	25.0200	03/24/2021
	–		407,000	29.9900	03/22/2022

David L. Cohen
									510,945	19,088,905
	–		56,250	19.9200	03/09/2014
	255,000		45,000	22.6600	03/14/2015
	269,550		50,625	17.9533	11/11/2015
	282,000	(1)	70,500	17.5000	03/09/2016
	191,400		63,800	25.4400	03/15/2017
	224,400	(1)	149,600	18.9800	03/27/2018
	243,000		297,000	14.5400	03/26/2019
	164,340	(1)	383,460	18.3400	03/25/2020
	–		397,000	25.0200	03/24/2021
	–		375,000	29.9900	03/22/2022

(1)	Mr. Cohen assigned to family trusts all or a portion of these options representing 264,375; 168,300 and 164,340 shares, respectively.

(2)	Vesting dates for each outstanding option award for the NEOs are as follows:

Vesting Date		Number of Shares Underlying Vesting Awards
	Exercise Price	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2013
03/09/2013	$19.9200	60,000	–	30,000	–	28,125
03/10/2013	17.5000	37,800	–	30,240	–	17,625
03/14/2013	22.6600	31,875	–	17,438	–	15,000
03/16/2013	25.4400	27,400	–	21,920	–	12,760
03/25/2013	25.0200	251,700	153,300	202,800	129,300	119,100
03/26/2013	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2013	14.5400	171,750	103,500	138,000	–	81,000
03/28/2013	18.9800	120,450	72,270	96,360	–	56,100
03/30/2013	25.9500	–	12,387	–	–	–
09/09/2013	19.9200	60,000	–	30,000	–	28,125
11/11/2013	17.9533	–	–	–	–	16,875

2014
03/10/2014	17.5000	37,800	–	30,240	–	17,625
03/14/2014	22.6600	31,875	–	17,437	–	15,000
03/16/2014	25.4400	27,400	–	21,920	–	12,760
03/23/2014	29.9900	196,500	154,800	191,400	122,100	112,500
03/25/2014	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2014	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2014	14.5400	171,750	103,500	138,000	–	81,000
03/28/2014	18.9800	40,150	24,090	32,120	–	18,700
03/30/2014	25.9500	–	12,386	–	–	–
09/14/2014	22.6600	31,875	–	17,438	–	15,000
11/11/2014	17.9533	–	–	–	–	16,875

2015
03/10/2015	17.5000	37,800	–	30,240	–	17,625
03/16/2015	25.4400	27,400	–	21,920	–	12,760
03/23/2015	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2015	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2015	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2015	14.5400	57,250	34,500	46,000	–	27,000
03/28/2015	18.9800	40,150	24,090	32,120	–	18,700
03/30/2015	25.9500	–	12,387	–	–	–
05/11/2015	17.9533	–	–	–	–	16,875
09/10/2015	17.5000	37,800	–	30,240	–	17,625

2016
03/16/2016	25.4400	27,400	–	21,920	–	12,760
03/23/2016	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2016	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2016	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2016	14.5400	57,250	34,500	46,000	–	27,000
03/28/2016	18.9800	40,150	24,090	32,120	–	18,700
03/30/2016	25.9500	–	12,387	–	–	–
09/16/2016	25.4400	27,400	–	21,920	–	12,760
09/30/2016	25.9500	–	12,387	–	–	–

2017
03/23/2017	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2017	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2017	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2017	14.5400	57,250	34,500	46,000	–	27,000
03/28/2017	18.9800	40,150	24,090	32,120	–	18,700
09/28/2017	18.9800	40,150	24,090	32,120	–	18,700

Vesting Date		Number of Shares Underlying Vesting Awards
	Exercise Price	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2018
03/23/2018	$29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2018	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2018	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2018	14.5400	57,250	34,500	46,000	–	27,000
09/27/2018	14.5400	57,250	34,500	46,000	–	27,000

2019
03/23/2019	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2019	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390
09/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390

2020
03/23/2020	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850
09/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850

2021
03/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750
09/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750

(3)	Vesting dates for each outstanding RSU and performance-based RSU for the NEOs are as follows:

		Number of Shares Underlying Vesting Awards
Vesting Date	Award Type	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2013
01/02/2013	Performance RSU	–	–	–	42,809	–
03/25/2013	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2013	Performance RSU	47,205	28,755	38,025	–	22,335
03/26/2013	RSU	–	–	–	18,750	–
03/27/2013	Performance RSU	58,500	36,000	47,250	–	27,750
03/28/2013	Performance RSU	110,400	66,240	88,320	–	51,440
04/08/2013	Performance RSU	–	–	–	54,025	–
04/09/2013	RSU	–	–	–	72,100	–
04/23/2013	Performance RSU	162,000	52,480	23,565	19,995	18,840
11/05/2013	Performance RSU	–	–	–	27,368	–
2014
03/23/2014	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2014	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2014	Performance RSU	47,205	28,755	38,025	–	22,335
03/26/2014	RSU	–	–	–	18,750	–
03/27/2014	Performance RSU	156,000	96,000	126,000	–	74,000
04/08/2014	Performance RSU	–	–	–	54,025	–
2015
03/23/2015	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2015	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2015	Performance RSU	125,880	76,680	101,400	–	59,560
03/26/2015	RSU	–	–	–	50,000	–
2016
03/23/2016	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2016	Performance RSU	–	56,920	75,240	47,920	60,200
2017
03/23/2017	Performance RSU	–	50,880	62,840	53,320	50,240

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information, for each of our named executive officers, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of stock awards in the form of RSUs and the value realized before payment of any applicable withholding tax.

		Option Awards			Stock Awards
Name	Class of Common Stock	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Brian L. Roberts	Class A	1,425,000		$16,783,500	484,705	(1)	$14,430,530	(1)
	Class A Special	1,125,000		1,282,500	—		—

Michael J. Angelakis	Class A	—		—	158,010		4,747,497

Stephen B. Burke	Class A	2,156,916		28,027,673	229,890		6,863,876
	Class A Special	1,708,125		7,664,826	—		—

Neil Smit	Class A	—		—	162,845		4,804,901

David L. Cohen	Class A	1,123,575	(2)	15,153,160	179,852		5,192,363
	Class A Special	87,750		1,053,419	—		—

(1)	Mr. Roberts deferred the April 25, 2012 vesting of 233,500 RSUs with respect to shares of Class A common stock until January 2, 2015. The value of the RSUs realized on vesting is based on the value of a share of Class A common stock on the vesting date, regardless of whether the vesting had been deferred. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of 2012 Fiscal Year-End” immediately below; see footnote (6) to that table for additional information regarding this RSU deferral.

(2)	Includes 17,325 shares of Class A common stock acquired upon exercise by a grantor trust.

NONQUALIFIED DEFERRED COMPENSATION IN AND AS OF 2012 FISCAL YEAR-END

The table below provides information on the nonqualified deferred compensation of our named executive officers in and as of the end of 2012.(1)

Name	Executive Contributions in Last FY(2)	Company Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(5)
Brian L. Roberts	$8,490,060(6)	$3,307,500	$5,458,547	$(14,899,895)(7)	$57,203,495
	6,923,275(6)	—	1,566,785	(8,490,060)(6)	—
Michael J. Angelakis	2,523,672	3,700,000	2,471,263	(4,926,028)(7)	23,497,946
Stephen B. Burke	8,340,687(8)	2,205,000	7,025,721	(2,507,970)(7)	65,651,147
	—	—	344,015	(8,340,687)(8)	—
Neil Smit	4,000,000	1,575,000	2,251,247	—	23,507,906
David L. Cohen	2,087,994	1,050,000	2,339,819	—	22,109,625

(1)	Amounts in this table have been deferred under our deferred compensation plans, except with respect to certain deferrals of RSUs under our restricted stock plan by Messrs. Roberts and Burke, as more fully described in footnotes (6) and (8) to this table, respectively. Eligible employees and directors may elect to participate in these plans.

Under our deferred compensation plans, until December 31, 2013, certain employees may defer any cash compensation they receive, other than sales commissions or other similar payments, and nonemployee directors may defer any compensation they receive for services as a director, whether paid in stock or in cash. Beginning on January 1, 2014, each eligible employee only may defer an amount of cash compensation equal to or less than (x) 35% of the sum of his or her annual salary, target bonus opportunity, annual stock option and RSU grant values and any annual Company contribution to his or her deferred compensation account (the “total compensation value”) as of September 30th of the prior year, and (y) 50% of any special award payable in respect of an employment agreement, renewal agreement or promotion, provided that the total balance of such employee’s deferred compensation account as of September 30th of the prior year does not exceed seven times the total compensation value (the “7x cap”). If a participant’s deferred compensation balance exceeds the 7x cap and we are contractually required to make a contribution on his or her behalf, such contribution will occur. Our nonemployee directors will not be subject to either the annual 35% limit or the 7x cap.

Amounts credited to each participant’s account generally will be deemed invested in an income fund, which is credited at the annual rate applicable at the time of the participant’s deferral. Nonemployee directors who have elected to defer the receipt of shares as described in the “Director Compensation for 2012” table on page 59 will have these amounts initially deemed invested in our stock fund. The interest crediting rate is currently 12%. However, beginning for compensation earned on or after January 1, 2014, the interest crediting rate generally will be 9%, but will remain at 12% on both (x) compensation that was originally earned before January 1, 2014 (including any subsequent redeferrals) and (y) Company contributions made to a deferred compensation account in respect of an employment agreement initially entered into before January 1, 2014. Notwithstanding the foregoing, if, as of September 30th of any year starting in 2013, a participant’s deferred compensation account balance is less than his or her highest account balance as of the last day of any calendar quarter during the five-year period ending December 31, 2013, then the interest crediting rate for contributions for the following year’s compensation (and subsequent redeferrals) will be 12%. We anticipate that, as a result of this provision, Messrs. Roberts, Angelakis and Burke’s contributions to their respective accounts in 2014 will be credited at 12%.

Compensation earned on or before December 31, 2004 was required to be deferred for a minimum of one year, with any redeferral required to be for a minimum of two years. Compensation earned on or after January 1, 2005 is required to be deferred for a minimum of two years, with any redeferral required to be for a minimum of five years. In either case, the maximum deferral of the commencement of distributions associated with any individual election is 10 years. Following such date when an employee or director is no longer employed by, or providing services to, us, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee or its designee provides for a different rate.

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of RSUs, vest in the future. RSUs deferred may not be settled before January 2nd of the third calendar year beginning after their vesting date, nor after January 2nd of the eleventh calendar year beginning after their vesting date. Upon vesting, deferred RSUs are deemed invested in our stock fund. An employee who has elected to defer RSUs may also make a “diversification election” of up to 40% of the shares subject to such RSUs, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the Compensation Committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the deferred RSUs to be deemed invested in an income fund instead of our stock fund. The income fund is credited at the annual rate applicable under our deferred compensation plan, as described in the paragraph above. Any amounts credited to the income fund pursuant to a diversification election will not count toward the annual limit of 35% of total compensation value, but will count toward the 7x cap, beginning in 2014 as described above.

(2)	These amounts (other than the amounts related to Messrs. Roberts and Burke’s deferral of RSUs) are reported as compensation in the “Summary Compensation Table for 2012” on page 42 under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2012” on page 42 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2012” on page 42 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	All amounts contributed by an NEO and by us in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a NEO for purposes of the SEC’s executive compensation disclosure, except that with respect to amounts related to deferred RSUs, the grant date fair value of the RSUs has been reported in the year granted in the Summary Compensation Tables in our previously filed proxy statements.

(6)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, Mr. Roberts deferred the April 25, 2012 vesting of 233,500 RSUs with respect to shares of Class A common stock until January 2, 2015. On October 25, 2012, pursuant to a diversification election, all of such deferred RSUs (the aggregate fair market value of which on such date was $8,490,060) were deemed invested in an income fund instead of our stock fund. The amounts shown in the first row of the “Executive Contributions in Last FY” column and the second row of the “Aggregate Withdrawals/Distributions” column each reflect the value that was deemed invested in the income fund, which was aggregated with Mr. Roberts’ cash deferred compensation account on October 25, 2012. The amount shown in the second row of the “Executive Contributions in Last FY” column ($6,923,275) reflects the aggregate value of the 233,500 RSUs that were deferred in 2012 as of their vesting date, and the amount shown in the second row of the “Aggregate Earnings in Last FY” column ($1,566,785) reflects the value of the aggregate gain in 2012 of such deferred RSUs. Mr. Roberts did not withdraw any amounts nor receive any distributions related to his deferred RSUs in 2012.

(7)	Represents distributions made pursuant to deferral elections under the deferred compensation plans.

(8)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, Mr. Burke deferred the July 4, 2011 vesting of 337,270 RSUs with respect to shares of Class A common stock until January 2, 2014. On January 4, 2012, pursuant to a diversification election, all of such deferred RSUs (the aggregate fair market value of which on such date was $8,340,687) were deemed invested in an income fund instead of our stock fund. The amounts shown in the first row of the “Executive Contributions in Last FY” column and the second row of the “Aggregate Withdrawals/ Distributions” column each reflect the value that was deemed invested in the income fund, which was aggregated with Mr. Burke’s cash deferred compensation account on January 4, 2012. The amount shown in the second row of the “Aggregate Earnings in Last FY” column ($344,015) reflects the value of the aggregate gain in 2012 of such deferred RSUs. Mr. Burke did not withdraw any amounts nor receive any distributions related to his deferred RSUs in 2012.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On June 30, 2012 and December 14, 2012, we entered into amendments to Mr. Roberts’ employment agreement. The June 30, 2012 amendment extended the term of his employment agreement to June 30, 2013. The December 14, 2012 amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2013. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Notwithstanding the foregoing, Mr. Roberts has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts include $3,307,500 for 2012 and $3,472,875 for 2013.

Perquisites.  The agreement provides for Mr. Roberts to continue to receive those perquisites and fringe benefits in effect at the time of the agreement under our current plans and policies. Since 2006, our NEOs have been required to pay us for any benefits that would otherwise be considered perquisites.

Employment Agreement with Mr. Angelakis

We entered into an employment agreement with Mr. Angelakis on November 22, 2011, which secures his employment with our company through June 30, 2016. The following describes Mr. Angelakis’ employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,682,448 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Mr. Angelakis’ salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Notwithstanding the foregoing, Mr. Angelakis has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.  Mr. Angelakis is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Angelakis’ applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Angelakis received two cash signing bonuses, each of $2,125,000, with the second one paid on January 13, 2012. Mr. Angelakis was required to reimburse us for 100% of the amount of each cash bonus if he terminated his employment without good reason or we terminated his employment with cause within 12 months of the payment date of such bonus. Also under the agreement, $2,125,000 was credited to his deferred compensation account in 2011.

Deferred Compensation.  The agreement entitles Mr. Angelakis to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $3,700,000 for 2012; $1,653,700 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Burke

We entered into an employment agreement with Mr. Burke on December 16, 2009, which secures his employment with our company through December 31, 2014. The following describes Mr. Burke’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $2,243,264 from the inception of the agreement through February 28, 2010. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Notwithstanding the foregoing, Mr. Burke has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Burke received two cash bonuses, each of $3,000,000, and two restricted stock unit grants, each having a value of approximately $6,000,000. The restricted stock unit grants vested on the 13-month anniversary of their respective date of grant, upon satisfaction of their service condition and the performance condition of a year-over-year increase in our free cash flow.

Deferred Compensation.  The agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $2,205,000 for 2012; $2,315,250 for 2013; and $2,431,012 for 2014.

Employment Agreement with Mr. Smit

We entered into an employment agreement with Mr. Smit on November 21, 2011, which secures his employment with our company through December 31, 2016. The following describes Mr. Smit’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,500,000 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level. Mr. Smit’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level.

Annual Bonus.  Mr. Smit is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Smit’s applicable target bonus percentage will not be less than 200% for 2011 and 300% for 2012 and subsequent years during the term of the agreement if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Smit received two cash signing bonuses, each of $1,000,000, and two restricted stock unit grants, each having a value of approximately $1,000,000. One cash bonus and restricted stock unit grant was made following the effective date of the agreement and the other cash bonus and restricted stock unit grant were made on October 5, 2012. Mr. Smit is required to reimburse us for 100% of the amount of each cash bonus if he terminates his employment without good reason or we terminate his employment with cause within 12 months of the payment date of such bonus. Vesting under the first restricted stock unit grant occurred upon satisfaction of its service condition and the performance condition, and vesting under the second restricted stock unit grant will occur on November 5, 2013, subject to continued employment and a performance condition of a year-over-year increase in our free cash flow.

Deferred Compensation.  The agreement entitles Mr. Smit to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,575,000 for 2012; $1,653,750 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Cohen

We entered into an employment agreement with Mr. Cohen on February 22, 2011, which secures his employment with our company through December 31, 2015. The following describes Mr. Cohen’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,337,994 from the inception of the agreement through February 28, 2012. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Mr. Cohen’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Notwithstanding the foregoing, Mr. Cohen has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2013.

Annual Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 200% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Cohen received two cash bonuses, each of $1,500,000, and two immediately vested restricted stock unit grants, each having a value of approximately $1,000,000. One cash bonus and restricted stock unit grant were made in 2011, and the other cash bonus and restricted stock unit grant were made on January 13, 2012.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,050,000 for 2012; $1,102,500 for 2013; $1,157,625 for 2014; and $1,215,506 for 2015.

Noncompetition and Confidentiality

Each of our NEOs is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our NEOs has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our NEOs is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the payments and benefits to which each of our named executive officers would have been entitled (i) had his employment terminated on December 31, 2012 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each named executive officer, our named executive officers also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2012 Fiscal Year-End” table on page 50. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration & Exercisability of Unvested Stock Options(1)	Acceleration of Unvested RSUs(1)	Deferred Compensation Contributions	Health Benefit Continuation	Total
Brian L. Roberts
Without Cause/With Good Reason(2)	$5,601,522	$8,402,283	$8,402,283	$—	$—	$3,472,875	$24,360	$25,903,323
Death(3)	—	—	8,402,283	59,007,133	26,420,618	—	316,680	94,146,714
Disability(4)	14,003,805	42,011,415	8,402,283	59,007,133	26,420,618	3,472,875	—	153,318,129
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Michael J. Angelakis
Without Cause/With Good Reason(7)	3,364,896	5,047,344	5,047,344	7,735,756	7,652,075	—	24,360	28,871,775
Death(8)	420,612	—	5,047,344	32,409,406	22,938,480	—	—	60,815,842
Disability(8)	420,612	—	5,047,344	32,409,406	22,938,480	—	—	60,815,842
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Stephen B. Burke
Without Cause/With Good Reason(7)	4,486,528	6,729,792	6,729,792	12,249,249	8,420,010	—	24,360	38,639,731
Death(8)	560,816	—	6,729,792	47,259,806	28,244,347	—	—	82,794,761
Disability(8)	560,816	—	6,729,792	47,259,806	28,244,347	—	—	82,794,761
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Neil Smit
Without Cause/With Good Reason(7)	3,000,000	4,500,000	4,500,000	2,908,513	9,452,715	—	24,360	24,385,588
Death(8)	375,000	—	4,500,000	14,445,233	21,405,674	—	—	40,725,907
Disability(8)	375,000	—	4,500,000	14,445,233	21,405,674	—	—	40,725,907
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
David L. Cohen
Without Cause/With Good Reason(7)	2,675,988	2,675,988	2,675,988	7,943,225	5,340,238	—	24,360	21,335,787
Death(8)	334,499	—	2,675,988	29,268,917	19,088,905	—	—	51,368,309
Disability(8)	334,499	—	2,675,988	29,268,917	19,088,905	—	—	51,368,309
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock as of December 31, 2012, minus, in the case of stock options, the exercise price. On December 31, 2012, the closing market price of our Class A common stock was $37.36.

(2)

If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He also is entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and another cash bonus (assuming full achievement of target performance and based on his highest participation levels during the term, which is 300%) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for five years, his annual cash bonus for the year in which termination occurred, prorated to reflect the number of days he was employed during the year of his disability, and an annual cash bonus (assuming full achievement of target performance) on an annual basis for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement for so long as he is living.

(5)

None of our NEOs would have been entitled to any retirement-related compensation had they retired on December 31, 2012, as none is 62 years of age. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our NEOs, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted after March 2005 through July 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of RSUs granted after July 2010 for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)	Under Mr. Roberts’ employment agreement, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and RSUs, we will provide notice of this decision at least 10 business days before the anticipated closing date of the event. If so determined, all options will become immediately exercisable in full and all RSUs will immediately become fully vested. Until the day before the date of the transaction, Mr. Roberts will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Mr. Roberts, it also would determine that it would be appropriate to accelerate the options and/or RSUs of our other NEOs. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2012, our NEOs would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each of Messrs. Angelakis, Smit and Cohen is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive also is entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written Company policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If any of such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2012.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(3) (c)
Equity compensation plans approved by security holders: Class A common stock	143,294,929	$21.86	119,010,018
Class A Special common stock	1,071,401	—	—
Equity compensation plans not approved by security holders	—		—

Total	144,366,330		119,010,018

(1)	Includes the following plans: our 2003 Stock Option Plan, our 2002 Stock Option Plan, our 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), the Comcast Corporation 2002 Employee Stock Purchase Plan, the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and our 2002 Deferred Stock Option Plan. Also includes our 2002 Deferred Compensation Plan and 2005 Deferred Compensation Plan (under which shares of Class A and Class A Special common stock have been credited to participants’ accounts).

(2)	The weighted-average exercise price only takes into account stock options under our 2003 Stock Option Plan and does not include any stock options that have been deferred.

(3)	The number of shares available for issuance includes the following number of shares of Class A common stock: 70,879,079 shares available for issuance under our 2003 Stock Option Plan; 34,350,470 shares available for issuance under our 2002 Restricted Stock Plan; 415,677 shares that were issued in connection with the fourth quarter 2012 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan; 9,634,666 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan; 124,870 shares that were issued in connection with the fourth quarter 2012 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan; and 3,605,256 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION FOR 2012

The following table sets forth specified information regarding the 2012 compensation of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts and Ralph J. Roberts, do not receive any compensation for their services as directors. For a description of our nonemployee director compensation program, see “Proposal 1: Election of Directors — Director Compensation” above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	Total
Kenneth J. Bacon	$112,500	$145,034	–	$74,378	$331,912
Sheldon M. Bonovitz	98,500	145,034	–	524,704	768,238
Joseph J. Collins	167,521	145,034	–	112,308	424,863
J. Michael Cook	136,000	145,034	–	190,207	471,241
Gerald L. Hassell	141,021	145,034	–	37,326	323,381
Jeffrey A. Honickman	140,021	145,034	–	86,751	371,806
Eduardo G. Mestre	120,021	145,034	–	7,196	272,251
Johnathan A. Rodgers	120,028	145,034	–	1,756	266,818
Dr. Judith Rodin	152,500	145,034	–	166,021	463,555

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2012, regardless of whether such fees were deferred as described below. Messrs. Collins, Hassell, Honickman, Mestre and Rodgers elected to receive 50% of their annual retainer in the form of equity. In 2012, each earned (and, other than Mr. Rodgers, deferred) 1,194 share units with respect to Class A common stock.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2012, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant. All nonemployee director annual equity awards, other than for Mr. Bacon, were deferred.

As of December 31, 2012, the following share units were outstanding with respect to shares of Class A common stock resulting from annual equity awards and annual retainer fees, all of which were deferred:

	Annual Equity Awards	Annual Retainers
Kenneth J. Bacon	19,280	–
Sheldon M. Bonovitz	13,815	–
Joseph J. Collins	49,924	11,638
J. Michael Cook	31,527	5,718
Gerald L. Hassell	38,436	7,432
Jeffrey A. Honickman	50,027	10,664
Eduardo G. Mestre	14,237	2,118
Johnathan A. Rodgers	12,293	900
Dr. Judith Rodin	49,924	7,409

The number of share units reflected in the table above includes share units held by such nonemployee director arising from the accrual of dividend equivalents on deferred share units.

(3)	None of our nonemployee directors were granted stock option awards in 2012. As of December 31, 2012, the following nonemployee directors had outstanding option awards with respect to the following number of shares of Class A common stock: Mr. Bonovitz, 11,250 shares; Mr. Collins, 14,062 shares; Mr. Cook, 22,500 shares; and Dr. Rodin, 22,500 shares.

(4)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current interest crediting rate on deferred compensation is 12%).

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

Ralph J. Roberts, one of our directors, is our Founder, Chairman Emeritus of the Board and an employee. He also is the father of Brian L. Roberts, our President, Chief Executive Officer and Chairman. From January 1, 2012 through December 31, 2012, Mr. Ralph J. Roberts only received $1 as a salary and did not receive any bonus or equity awards from us. However, he received approximately $36 million from us in 2012, primarily reflecting (i) the reimbursement of premiums on split-dollar life insurance policies and the aggregate amount of payments to cover certain tax liabilities, both of which were pursuant to contractual arrangements entered into over 14 years ago, and (ii) the dollar value of interest earned on amounts deferred under our deferred compensation plans before Mr. Roberts ceased being an executive officer in December 2008, calculated in the same manner as set forth in footnote 6 to the “Summary Compensation Table for 2012.” Under the terms of the split-dollar life insurance policies, we expect to receive approximately $93 million in the aggregate as repayment for prior premiums paid following the ultimate payout of the policies. Mr. Roberts also participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2014 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 6, 2013 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2014 annual meeting is more than 30 days from May 15, 2014, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2014 but are not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2014 annual meeting of shareholders for a date between April 15, 2014 and June 14, 2014, we must receive notice of the proposal on or after February 14, 2014 and on or before March 16, 2014. If we call the 2014 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 16, 2014 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2014 annual meeting of shareholders, if such meeting is not called for a date between April 15, 2014 and June 14, 2014), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Proposal 1: Election of Directors — About our Board and its Committees — Governance and Directors Nominating Committee.”

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $30,000 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Wells Fargo Bank, National Association, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting Wells Fargo.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice of Internet Availability of Proxy Materials or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Wells Fargo, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice of Internet Availability of Proxy Materials for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Wells Fargo otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Wells Fargo at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to turn off the householding instructions for you. You will then be sent your Notice of Internet Availability of Proxy Materials in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 East to Exit 344/I-676 East. Take I- 676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I- 676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs to the Broad Street Line at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia, to the last, or 15th Street stop. Upon exiting the station at 15th& Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center and are indicated on the map above. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Appendix A

Reconciliations of Non-GAAP Financial Measures

Reconciliation of Consolidated Operating Cash Flow

(in millions)

	Year Ended December 31,
	2012	2011
Operating Income	$12,179	$10,721
Depreciation expense	6,150	6,040
Amortization expense	1,648	1,596

Consolidated Operating Cash Flow	$19,977	$18,357

Reconciliation of Consolidated Free Cash Flow

(in millions)

	Year Ended December 31,
	2012	2011
Net Cash Provided by Operating Activities	$14,854	$14,345
Capital expenditures	(5,714)	(5,307)
Cash paid for capitalized software and other intangible assets	(923)	(954)
Distributions to NBCUniversal noncontrolling member	(473)	(119)
Distributions to other noncontrolling interests	(218)	(206)
Nonoperating items	361	(57)

Free Cash Flow (including economic stimulus packages)	7,887	7,702
Economic stimulus packages	52	(693)

Consolidated Free Cash Flow	$ 7,939	$ 7,009

A-1

CO-PS-2013-R

ONE COMCAST CENTER PHILADELPHIA, PA 19103

Admission Ticket

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding the election of electronic delivery, please see the “General Information — Notice of Electronic Availability of Proxy Materials” section of our proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.
M53180-P33340-Z59550	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COMCAST CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Company Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1:
					☐	☐	☐
1.	Election of Directors
	01 -	Kenneth J. Bacon	07 -	Eduardo G. Mestre
	02 -	Sheldon M. Bonovitz	08 -	Brian L. Roberts
	03 -	Joseph J. Collins	09 -	Ralph J. Roberts
	04 -	J. Michael Cook	10 -	Johnathan A. Rodgers
	05 -	Gerald L. Hassell	11 -	Dr. Judith Rodin
	06 -	Jeffrey A. Honickman
								B	Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 3 and 4 if properly presented at the annual meeting:
										For	Against	Abstain
The Board of Directors recommends a vote “FOR” Proposal 2:					For	Against	Abstain	3.	To prohibit accelerated vesting upon a change in control	☐	☐	☐
2.	Ratification of the appointment of our independent auditors				☐	☐	☐	4.	To adopt a recapitalization plan	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.							☐
Please indicate if you plan to attend this meeting.					☐ Yes	☐ No
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below

Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2013 Annual Meeting of Shareholders

Wednesday, May 15, 2013, 9:00 a.m. Eastern Time

The Kimmel Center for the Performing Arts

Perelman Theater

300 S. Broad Street

Philadelphia, PA 19102

Please present this ticket for admittance of shareholder(s) named on the front, together with one guest per shareholder.

Annual Meeting Agenda

8:00 a.m. Doors Open

9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 East to Exit 344/I-676 East. Take I- 676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I- 676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs to the Broad Street Line at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia, to the last, or 15th Street, stop. Upon exiting the station at 15th & Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Internet Availability of Proxy Materials, the proxy statement and the Annual Report are available at www.proxyvote.com.

▼    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

M53181-P33340-Z59550

COMCAST CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 15, 2013.

I hereby appoint Arthur R. Block and David L. Cohen and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held at the The Kimmel Center at 9:00 a.m. Eastern Time on May 15, 2013, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.

I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposal 2, and against Proposals 3 and 4. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the plan trustee will vote these shares in the same proportion on each matter as it votes shares held in the plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, the Comcast Spectacor 401(k) Plan, the Comcast Employee Stock Purchase Plan, or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side